EXHIBIT 2.1

AMENDED AND RESTATED PURCHASE AGREEMENT

THIS AMENDED AND RESTATED PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 23rd day of June, 2005 (the “Effective Date”), by and among DIAMONDROCK DIAMONDROCK FRENCHMAN’S HOLDINGS, LLC, a Delaware limited liability company (“Purchaser”), Capital Hotel Investments Financing I, LLC, a Delaware limited liability company (“Seller”), BCM/CHI CAYMAN ISLANDS, INC., a Cayman Islands exempted company (“Parent”), and BCM/CHI FRENCHMAN’S REEF, INC., a Virgin Islands corporation (“Owner”).

RECITALS:

WHEREAS, Seller owns all of the issued and outstanding Parent Shares (this and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Section 1) in Parent;

WHEREAS, Parent owns all of the issued and outstanding Owner Shares;

WHEREAS, Owner owns the Property;

WHEREAS, DRHC wholly owns Purchaser through one or more wholly-owned subsidiaries;

WHEREAS, pursuant to that certain Purchase Agreement dated as of May 3, 2005, by and among Parent, Owner and DRHC, as amended by those certain Letter Agreements dated as of May 6, 2005 and as of May 22, 2005 (as amended, the “Original Purchase Agreement”), Parent agreed to sell to DRHC 100% the Owner Shares; and

WHEREAS, the parties hereto desire to amend and restate the Original Purchase Agreement to provide that in place of the transactions contemplated by the Original Purchase Agreement, Purchaser shall purchase the Parent Shares from Seller and Seller shall sell the Parent Shares to Purchaser, subject to and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used in this Agreement shall have the meanings set forth below:

“Accounting Period” shall have the meaning given to that term under the Management Agreement.

“Accounts Receivable” has the meaning given such term in Section 14(e)(1).

“Advances” means, with respect to the operation of the Real Property or the business conducted thereof, all advance room deposits or other amounts prepaid by guests or other customers and to be applied against billings on or following the Closing Date.

“Assets” means, collectively, all of the FF&E, the Inventories, the FAS, the Permits and Approvals, the Contracts, the Improvements, the Intellectual Property, the Advances, the FF&E Reserves and the Other Property now owned or hereafter (but prior to the Closing Date) acquired by Owner or Parent in accordance with the terms of this Agreement, other than funds deposited into reserves required by the holder of the first mortgage encumbering the Property (other than the FF&E Reserve).

“Broker” has the meaning given such term in Section 16.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of New York are authorized by law or executive action to close.

“Closing” has the meaning given such term in Section 14(a).

“Closing Date” has the meaning given such term in Section 14(a).

“Closing Date Adjustment” has the meaning given such term in Section 14(e).

“Contracts” means all of the equipment leases, space leases, vehicle leases, tenant leases, machinery leases, service contracts and other agreements to which Parent or Owner is a party and relate to the operation of the Real Property or the business conducted thereon, together with all amendments and supplements thereto, including, without limitation, the Management Agreement, the Other Management Agreements, the Environmental Indemnity and the Integration Agreement, and which are listed on Schedule 1.

“CZM Permits” means those certain Coastal Zone Management Permits Nos. CZT No. 55-84L and CZT No. 1-81W (which has now been incorporated into Major Coastal Zone Permit No. CZT-12-90W) and CZT No. 30-79L issued by the Department of Planning and Natural Resources of the Government of the Virgin Islands on behalf of the Coastal Zone Management Commission, pursuant to the Coastal Zone Management Act, 12 V.I.C. §901 et seq., copies of which are annexed hereto as Schedule 12.

“Damage Event” has the meaning given such term in Section 13(c).

“Due Diligence Documentation” has the meaning given such term in Section 11(a).

“Earnest Money” has the meaning given such term in Section 4.

“Escrow Agreement” has the meaning given such term in Section 4.

“Encumbrance” means (a) a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person, (b) any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person; (c) any option, equity, power of sale or hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security ; and (d) in the case of (a)-(c) above, any other type of arrangement having a similar effect.

“Environmental Indemnity” means that certain Environmental Performance and Indemnity Agreement dated as of September 28, 2000 by and among Owner, Parent, Marriott Hotel International, BV and Marriott International, Inc.

“Environmental Reports” means the environmental assessment reports prepared for the benefit of Seller, Parent, Owner, DRHC and/or Purchaser and listed on Schedule 2.

“FAS” means all “Fixed Asset Supplies” (as defined in the Management Agreement) located at or used in connection with the operation of the Real Property or the business conducted thereon, including without limitation, linen, china, glassware, tableware, uniforms, and similar items, whether used in connection with public space or guest rooms.

“FF&E” means all furniture, fixtures and equipment located at or used in connection with the operation of the Real Property or the business conducted thereon, including, without limitation, furniture, furnishings, fixtures, all fabric, textile and flexible plastic products (not including FAS) which are used in furnishing the hotel, including carpeting, drapes, bedspreads, wall and floor coverings, mats, shower curtains and similar items, furniture and furnishings used in the hotel, including, chairs, beds, chests, headboards, desks, lamps, tables, television sets, mirrors, pictures, wall decorations and similar items, signage, audio visual equipment, kitchen appliances, vehicles, carpeting and equipment, including front desk and back of the house computer equipment, but shall not include FAS, as more particularly described in the Management Agreement.

“FF&E Reserve” has the meaning given such term in Section 14(e)(1).

“Financial Statements” shall mean (i) the following Financial Statements for Owner— a balance sheet as of March 31, 2005 and as of December 31, 2004 and income statements and a statement of cash flows for the period ending March 31, 2005 and for the fiscal year ending December 31, 2004 and (ii) the following Financial Statements for Parent— balance sheet as of March 31, 2005, and a statement of profits and losses as of March 31, 2005.

“Hazardous Substance” means any substance:

(a) the presence of which requires or may hereafter require notification, investigation or remediation under any federal, state or local statute, regulation, rule, ordinance, order, action or policy; or

(b) which is or becomes defined as a “hazardous waste,” “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) and the regulations promulgated thereunder, as said laws have been supplemented or amended to date, the regulations promulgated thereunder pursuant to said laws and any other federal, state or local law, statute, rule, regulation or ordinance which regulates or proscribes the use, storage, disposal, presence, cleanup, transportation or release or threatened release into the environment of any hazardous substance; or

(c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any state of the United States, or any political subdivision thereof; or

(d) the presence of which on the Property causes or materially threatens to cause an unlawful nuisance upon the Property or to adjacent properties or poses or materially threatens to pose a hazard to the Property or to the health or safety of persons on or about the Property; or

(e) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or

(f) without limitation, which contains poylchlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

(g) without limitation, which contains or emits radioactive particles, waves or material; or

(h) without limitation, constitutes materials which are now or may hereafter be subject to regulation pursuant to the Material Waste Tracking Act of 1988, or any other governmental laws, rules, regulations or orders.

“IDC Certificate” means that Industrial Development Certificate dated February 3, 2000 issued to MIFR (Virgin Island), Inc. (n/k/a BCM/CHI Frenchman’s Reef, Inc.).

“Improvements” means all buildings, fixtures (including lighting, heating, plumbing and ventilating fixtures, and everything attached in any manner to walls, ceilings or floors), parking structures and facilities, walls, fences, landscaping, golf courses, swimming pools, tennis courts and other amenities, if applicable, and other structures and improvements situated on, affixed or appurtenant to the Real Property.

“Integration Agreement” mean that certain Integration Agreement dated as of September 28, 2000 by and between Owner and Marriott Ownership Resorts, Inc., together with all amendments and supplements thereto.

“Intellectual Property” means all proprietary rights of every kind and nature, including copyrights, trademarks, all applications for any of the foregoing, and any license or agreements granting rights related to the foregoing that are owned, licensed or controlled by Owner or Parent and relate to the operation of the Real Property or the business being conducted on the Real Property (including, without limitation, the name of the hotel described in Schedule 3 attached hereto), to the extent, and only to the extent, of Owner’s and/or Parent’s right, title and interest therein.

“Inventories” means “inventories” as defined in the Uniform System of Accounts, including, but not limited to, provisions in storerooms, refrigerators, pantries and kitchens, beverages in wine cellars and bars (excluding, however, any alcoholic beverages that are not legally permitted to be sold as a part of this transaction under applicable laws), located at or used in connection with the operation of the Real Property or the business conducted thereon.

“Knowledge” when referring to the knowledge of Seller or of Purchaser means, as the case may be, the present, actual knowledge of the individuals named on Schedule 4 as included in Seller Knowledge Group or Purchaser Knowledge Group, with no independent duty of inquiry.

“Management Agreement” means that certain Management Agreement dated as of September 28, 2000 by and between Owner and Manager, together will all amendments and supplements thereto.

“Manager” means Marriott Hotel Management Company (Virgin Islands), Inc., a US Virgin Islands corporation.

“Manager Contracts” means the equipment leases, space leases, vehicle leases, tenant leases, machinery leases, service contracts and other agreements to which Manager is a party and relate to the operation of the Real Property or the business conducted thereon, together with all amendments and supplements thereto, and listed on Schedule 5.

“Manager Permits” means operating licenses and permits relating to the operation of the Real Property and the business conducted thereon, including liquor and restaurant licenses, obtained by and held in the name of or on behalf of Manager and listed on Schedule 6.

“Operating Statements” shall mean the Operating Statements for the hotel operated from the Property for the period ending March 31, 2005, a copy of which has been provided to Purchaser prior to the date hereof.

“Operational Taxes” has the meaning given such term in Section 14(e).

“Other Management Agreements” means that certain International Services Agreement dated as of September 28, 2000 by and between Owner and Marriott International, Inc., a Delaware corporation, together will all amendments and supplements thereto..

“Other Property” means (to the extent not otherwise included with in the definition of Inventories, Intellectual Property, FF&E Reserves, Contracts, FAS, FF&E, Improvements, Advances or Permits and Approvals), all other assets of Owner and Parent of every kind and description, tangible or intangible, pertaining to or used in the operation of the Real Property or the business conducted thereon, including, without limitation, books and records of the hotel facility operated at the Real Property, plans and specifications, keys and passcards, security deposits under space leases and tenant leases, vehicles, all builder’s or manufacturer’s warranties with respect to the Property which continue in force and items included within “Accounts Receivable” and “Prepaid Expenses” under the Uniform System Accounts and which relate to the ownership and operation of the hotel facility operated at the Real Property.

“Parent Shares” has the meaning given such term in Section 6(c).

“Permitted Encumbrances” means, with respect to the Property, (a) all matters referred to as exceptions in the Title Commitment or shown on the Survey and any updates thereto, other than Stub Period Title Objections (unless Purchaser shall have waived the same as provided herein), (b) liens for taxes, assessments and governmental charges with respect to the Property not yet due and payable; and (c) applicable zoning regulations and ordinances and other governmental laws, ordinances and regulations provided the same do not prohibit or impair in any material respect the use of the Property as a full service hotel as contemplated by this Agreement.

“Permits and Approvals” means all permits, certificates of occupancy, operating permits, sign permits, development rights and approvals granted by any public body or by any private party pursuant to any applicable declaration of covenants or like instruments, instruments, licenses, warranties and guarantees held by Owner or Parent or which relate to the operation of the Real Property or the business conducted thereon and listed on Schedule 13.

“Person” or “Persons” means any individual, limited partnership, limited liability company, general partnership, association, joint stock company, joint venture, estate, trust (including any beneficiary thereof), unincorporated organization, government or any political subdivision thereof, governmental unit or authority or any other entity.

“Property” means the Real Property and all of the Assets relating to the Real Property.

“Purchase Price” has the meaning given such term in Section 3(a).

“Purchaser Knowledge Group” has the meaning given such term in Section 7(e).

“Purchaser’s Agents” has the meaning given such term in Section 11(a).

“Purchaser’s Results” has the meaning given such term in Section 11(h).

“Real Estate Taxes” has the meaning given such term in Section 14(e).

“Real Property” means the land legally described in Exhibit A, together with all easements, rights-of-way, privileges, licenses and appurtenances which Owner may now own or hereafter acquire with respect thereto.

“Related Agreements” has the meaning given such term in Section 8(a).

“Seller Knowledge Group” has the same meaning given such term in Section 6(y).

“Seller’s Affiliates” has the meaning given such term in Section 12.

“Seller’s Warranties” has the meaning given such term in Section 12.

“Space Leases” shall mean the space leases and tenant leases identified on Schedule 1 attached hereto and made a part hereof.

“Survey” means the as-built survey of the Real Property prepared for Owner by Brian Moseley & Associates, Inc., last updated October 27, 2004, and certified to DRHC, Purchaser, and the Title Company, a copy of which has been delivered to Purchaser prior to the date hereof.

“Title Commitment” has the meaning given such term in Section 9(a).

“Title Company” means First American Title Insurance Company.

“Title Policy” has the meaning given such term in Section 7(a).

“UCC Searches” means written results of searches conducted by a company reasonably acceptable to Purchaser of the records of the Secretary of State of the State of Delaware and the County of Wilmington, Registrar of Companies of the Cayman Islands and of Office of the Lieutenant Governor of the US Virgin Islands with respect to formation or organization of each of Seller, Parent and Owner, for Uniform Commercial Code (“UCC”) financing statements, tax liens, judgments, bankruptcy, litigation and the like in the name of Seller, Parent and Owner, and any other name or location reasonably requested by Purchaser.

“Uniform System of Accounts” means A Uniform System of Accounts for Hotels, Ninth Revised Edition, 1996, as published by the Hotel Association of New York City, as the same may be further revised from time to time.

2. Purchase and Sale. For the consideration hereinafter set forth, but subject to the terms, provisions, covenants and conditions herein contained, Seller hereby agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the Parent Shares.

3. Purchase Price; Due Diligence Inspection.

(a) The purchase price for the Parent Shares shall be Seventy Five Million Dollars ($75,000,000.00) (the “Purchase Price”), plus or minus prorations and other adjustments hereunder, to be payable in immediately available funds at the Closing (hereinafter defined) as hereinafter provided. To the extent applicable, Purchaser and Seller shall reasonably allocate the Purchase Price among the Real Property, the FF&E and the Assets (exclusive of the FF&E) prior to the expiration of the Due Diligence Period. Allocations made pursuant to this Section shall be used by Purchaser and Seller for all tax and other government reporting purposes. Purchaser expressly acknowledges and agrees that $5,639,000 of the Purchase Price shall be allocable to the FF&E.

(b) Purchaser confirms that it has been afforded a reasonable opportunity and access for the conduct of, and shall, at its option, conduct, thorough inspections of the Real Property and the Improvements (including, without limitation, all roofs, electrical, mechanical and structural elements, and HVAC systems therein) and has performed such due diligence, soil analysis and environmental and other investigations as it deems to be necessary and prudent in preparation for the consummation of the transactions contemplated hereunder on an “as-is” basis without reliance on representations or information provided by Seller, except to the extent specifically provided herein. Purchaser shall be afforded reasonable access to and opportunity to talk with Manager on no less than two Business Days’ prior notice, provided Seller shall be permitted to cause one or more of its representatives to be present at any such meeting.

4. Earnest Money. Purchaser has deposited with the Title Company cash in the sum of One Million Four Hundred Twenty Eight Thousand Six Hundred Dollars ($1,428,600.00) (such sum, together with any interest earned thereon, the “Earnest Money”), pursuant to the terms of that certain Downpayment Escrow Agreement dated as of March 21, 2005 by and among Blackacre Capital Management, DRHC and Title Company, as amended by those certain Letter Agreements dated as of May 6, 2005 and as of May 22, 2005 (the “Escrow Agreement”), copies of which are attached hereto as Exhibit B. The Earnest Money shall be invested in an interest bearing account, such interest to accrue solely for the benefit of, and to be disbursed at the direction of, the party or parties ultimately entitled to the Earnest Money or portions thereof in accordance with the terms of the Escrow Agreement and this Agreement. Except as otherwise provided herein to the contrary, one-half (1/2) of the Earnest Money is non-refundable to Purchaser. If the sale hereunder is consummated in accordance with the terms hereof, the Earnest Money shall be applied to the Purchase Price to be paid by Purchaser at Closing.

5. Election under Section 338. Seller understands that Purchaser may make an election under section 338(g) of the US Tax Code (hereinafter defined) with respect to Parent and/or Owner. If Purchaser makes such an election, it will provide notice as required under applicable Treasury Regulations to Seller, or if Seller is a disregarded entity for U.S. income tax purposes, to the owner of Seller.

6. Representations and Warranties of Seller. Seller represents and warrants to Purchaser that the following matters are true and correct as of the Effective Date:

(a) Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority under the laws of such state and its respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Neither Seller nor any Person owning or controlling any interest in Seller is acting, directly or indirectly, for or on behalf of any Person, group or nation named by the United States Treasury Department Office of Foreign Assets Control (OFAC) as a ‘Specifically Designated National and Blocked Person,’ or for or on behalf of any Person, group or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism. Parent is an exempted company, duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority under the laws of such territory and its respective memorandum and articles of association to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The minute books of Parent contain true and correct copies of (i) the minutes of each meeting and (ii) all written resolutions of, the board of directors and shareholders of Parent. No meeting of the board of directors or shareholders has been held for which minutes are not contained therein and no written resolution has been granted by the board of directors or shareholders for which a written consent is not contained therein. Parent has no subsidiaries other than Owner. Neither Parent nor any Person owning or controlling any interest in Parent is acting, directly or indirectly, for or on behalf of any Person, group or nation named by the United States Treasury Department Office of Foreign Assets Control (OFAC) as a ‘Specifically Designated National and Blocked Person,’ or for or on behalf of any Person, group or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism.

(b) Owner is a corporation, duly organized, validly existing and in good standing under the laws of the US Virgin Islands, and has all requisite power and authority under the laws of such territory and its respective charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The minute books of Owner contain true and correct copies of (i) the minutes of each meeting and (ii) all written consents of, the board of directors and shareholders of Owner. No meeting of the board of directors or shareholders has been held for which minutes are not contained therein and no consent has been granted by the board of directors or shareholders for which a written consent is not contained therein. Owner has no subsidiaries. Neither Owner nor any Person owning or controlling any interest in Owner is acting, directly or indirectly, for or on behalf of any Person, group or nation named by the United States Treasury Department Office of Foreign Assets Control (OFAC) as a ‘Specifically Designated National and Blocked Person,’ or for or on behalf of any Person, group or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism.

(c) Parent’s authorized share capital is US $50,000 divided into 50,000 shares of a nominal or par value of US $1.00 each, of which 1,000 ordinary shares of a nominal or par value of US $1.00 each are outstanding (the “Parent Shares”). The aforesaid outstanding Parent Shares of Parent constitute all of the issued and outstanding Parent Shares. Seller owns the Parent Shares free and clear of any claims, liens, charges, restrictions, security interests or encumbrances whatsoever, other than pursuant to that certain Mezzanine Loan from Marriott International Capital Corporation, a Delaware corporation to Capital Hotel Investments, LLC, a Delaware limited liability company, and Capital Hotel Investments Financing I, LLC, a Delaware limited liability company, made pursuant to a certain Amended and Restated Mezzanine Loan Agreement dated as of December 31, 2002 (the “Marriott Mezzanine Loan”), and upon consummation of the transactions provided for in this Agreement in accordance with the terms hereof, Purchaser will be vested with absolute legal and beneficial title to the Parent Shares, free and clear of any Encumbrances or other restrictions whatsoever. Seller has absolute legal and beneficial title to the Parent Shares, and full right, power and authority to sell the Parent Shares to Purchaser (and effect a change of direct and indirect control of Parent and Owner) as provided herein without obtaining the consent or approval of any other Person (other than the lenders for the Mezzanine Loans (hereinafter defined)) or any governmental authority. With respect to the ownership of Parent: (1) all Parent Shares have been duly authorized and validly issued in compliance with the memorandum and articles of association of Parent, fully paid and non assessable, (2) there are outstanding no options, rights (preemptive or otherwise), warrants, calls, convertible securities or commitments or any other arrangements to which Seller, Parent or Owner are party requiring the issuance, sale or transfer of any equity securities of Parent, or any securities convertible directly or indirectly into equity securities of Parent, or evidencing the right to subscribe for any equity securities of Parent, or giving any Person (other than Purchaser) any rights with respect to the Parent Shares, and (3) there are no voting agreements, voting trusts or other agreements (including cumulative voting rights), commitments or understandings with respect to the Parent Shares. Schedule 7(a) is a true and complete list of all of the officers and directors of Parent. Owner’s entire authorized capital stock consists of 100 shares of common/ordinary stock, of which 100 shares are outstanding (the “Owner Shares”). The aforesaid outstanding Owner Shares of Owner constitute all of the issued and outstanding Owner Shares. Parent owns the Owner Shares free and clear of any Encumbrances whatsoever, other than pursuant to that certain Mezzanine Loan from Lowe Northwest Investor Properties I, L.L.C., a Washington limited liability company, to BCM/CHI Cayman Islands, Inc., a Cayman Islands corporation, made pursuant to a certain Mezzanine Loan Agreement dared as of December 31, 2002 (the “Lowe’s Mezzanine Loan”, and together with the Marriott Mezzanine Loan, the “Mezzanine Loans”) and the Marriott Mezzanine Loan, and upon consummation of the transactions provided for in this Agreement in accordance with the terms hereof, Parent will continue to be vested with good and marketable title to the Owner Shares, and such Owner Shares will be free and clear of any Encumbrances or other restrictions whatsoever. A true, complete and correct copy of the articles of incorporation and by laws (or their equivalents), each as amended, of each of Seller, Parent and Owner are attached hereto as Exhibit C, and no changes therein will be made subsequent to the Effective Date and prior to the Closing Date, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to the ownership of Owner: (1) all Owner Shares have been duly authorized and validly issued in compliance with the constituent documents of Owner, fully paid and non assessable, (2) there are outstanding no options, rights (preemptive or otherwise), warrants, calls, convertible securities or commitments or any other arrangements to which Seller, Parent or Owner are party requiring the issuance, sale or transfer of any equity securities of Owner, or any securities convertible directly or indirectly into equity securities of Owner, or evidencing the right to subscribe for any equity securities of Owner, or giving any Person (other than Parent) any rights with respect to the Owner Shares, and (3) there are no voting agreements, voting trusts or other agreements (including cumulative voting rights), commitments or understandings with respect to the Owner Shares. Schedule 7(b) is a true and complete list of all of the officers and directors of Owner.

(d) Each of Seller, Parent and Owner has taken all necessary action to authorize the execution, delivery and performance of this Agreement and any document to be delivered hereunder by Seller at or prior to the Closing. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, Parent and Owner, enforceable against each of Seller, Parent and Owner in accordance with its terms, and upon the execution and delivery of any document to be delivered by Seller, Parent or Owner at or prior to the Closing, such document shall constitute the valid and binding obligation and agreement of Seller, Parent or Owner, as the case may be, enforceable against Seller, Parent or Owner, as the case may be, in accordance with its terms, in each case except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity.

(e) Neither the execution, delivery or performance of this Agreement by Seller, Parent or Owner, nor compliance with the terms and provisions hereof, do or will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under any applicable law or regulation, judgment, indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller, Parent or Owner is bound, or result in the creation of any lien, charge or encumbrance upon the Property or any other assets of Owner, Parent or Seller.

(f) Except as set forth in Schedule 8, neither Seller nor Parent nor Owner has received written notice of and, to Seller’s Knowledge, Manager has not received written notice of nor is any action or proceeding is pending or threatened, and neither Seller nor Parent nor Owner has received written notice of and, to Seller’s Knowledge, Manager has not received written notice of nor is any investigation looking toward such an action or proceeding has begun, which (1) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, (2) will result in any material adverse change in the business, operation, affairs or condition of the Property, Owner or Parent, (3) may result in or subject the Property, Owner or Seller to a material liability, (4) involves condemnation of eminent domain proceedings against any part of the Property, or (5) with respect to any matters involving personal injury or death or property damage is not entirely covered by Seller’s existing insurance, which coverage shall continue as to outstanding matters after Closing.

(g) The Property is owned by Owner, and as of the Closing Date, shall be free and clear of any liens or encumbrances other than Permitted Encumbrances.

(h) No consent of any Person, and no license, approval, or authorization of, or notice, registration, filing or declaration with, any governmental authority is required in connection with the execution and delivery or performance by Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereunder.

(i) To Seller’s Knowledge, other than (a) documents recorded in the public records, (b) the Contracts and Manager Contracts, and (c) agreements and easements with governmental bodies and utility companies which are reasonably necessary for the development and operation of the Property, there are no agreements, leases, licenses or occupancy agreements affecting the Property which will be binding on Owner, Parent or the Property subsequent to the Closing Date.

(j) To Seller’s Knowledge: (a) Parent, Owner and Manager have complied with, and neither is in violation of, any applicable federal, state or local statutes, laws, rules and regulations affecting the Real Property or the business conducted thereon; (b) the Property and the use and operation thereof does not violate any federal, state, municipal and other governmental statutes, ordinances, bylaws, rules, regulations or any other legal requirements, including, without limitation, those relating to construction, occupancy, zoning, adequacy of parking, environmental protection, occupational health and safety and fire safety applicable thereto; and (c) there are presently, or at the Closing there will be, in full force and effect all Permits and Approvals and Manager Permits necessary for the operation of the Real Property and the business conducted thereon in accordance with historical operations. To Seller’s knowledge, Owner, Parent and Manager are in compliance and in good standing with all permits, approvals, licenses, grants and other similar items from governmental entities relating to, or affecting the Property, including, without limitation, liquor licenses. Neither Seller nor Parent nor Owner nor, to Seller’s Knowledge, Manager, has received written notice that the present development, improvement, use and operation of the Real Property and of the hotel business operated thereon are not in compliance with or violate any local, state or federal laws, ordinances, resolutions, codes, regulations or requirements of any kind or nature or any Permit and Approval or Manager Permit, including, without limitation, zoning, adequacy of parking, land use laws and building codes, or any private covenants, restrictions, or setbacks.

(k) Except as disclosed in the Environmental Reports and to Seller’s Knowledge, (i) during the period of Owner’s ownership of the Property, no Person has stored or disposed of, released or caused the release of any Hazardous Substance on the Property or any portion thereof, the removal of which is required or the maintenance of which is prohibited or penalized by any applicable federal, state or local statutes, laws, ordinances, rules or regulations, (ii) prior to Owner’s period of ownership of the Property, no Person stored or disposed of (or engaged in the business of storing or disposing of) or has released or caused the release of any Hazardous Substance on the Property, or any portion thereof, the removal of which is required or the maintenance of which is prohibited or penalized by any applicable federal, state or local statutes, laws, ordinances, rules or regulations, and (iii) the Property is free from any Hazardous Substance, other than (x) motor oil and gasoline contained in or discharged from vehicles not used primarily for the transport of motor oil or gasoline, unless the subject of a greater than de minimis release and (y) materials which are stored or used in the ordinary course of the occupancy at (or Seller’s, Parent’s, Owner’s or Manager’s operation of) the Property, and which are stored, used, held, or disposed of in compliance with all applicable laws.

(l) To Seller’s Knowledge, Schedule 9 contains a list (prepared by Manager) of all fire, liability, title and other forms of insurance (exclusive of workers compensation) applicable to the Property or the operation on the business conducted thereon maintained by Manager pursuant to the Management Agreement. To Seller’s Knowledge, all insurance policies applicable to the Property are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, no notice of cancellation or termination has been received with respect to any such policy, such policies are sufficient for compliance with (i) all requirements of law and (ii) all Contracts and Manager Contracts, and are valid, outstanding and enforceable policies. Neither Seller nor Parent nor Owner nor, to Seller’s Knowledge, Manager, has received written notice from any insurance carrier of defects or inadequacies in the Property which, if uncorrected, would result in a termination of insurance coverage or an increase in the premiums charged therefor.

(m) To Seller’s Knowledge, Schedule 1 sets forth a true and complete list of all Contracts. The Contracts, and, to Seller’s Knowledge, the Manager Contracts, were entered into in the ordinary course and in good faith in connection with the ownership and operation of the Property for its intended use. Neither Owner nor Parent, nor, to Seller’s Knowledge, any other party to the Contracts or Manager Contracts, is in default of its obligations under any Contract or Manager Contract, as the case may be, nor, to Seller’s Knowledge, have any parties to the Contracts or Manager Contracts made any claims for offsets or abatement.

(n) (i) Within the times and in the manner prescribed by law, Parent and Owner have filed all federal, state and local tax returns required by law and has paid in full all applicable sales, use, withholding, real and personal property, income, FICA, employment and other taxes, assessments and penalties due and payable. All such tax returns were and are true, complete and correct in all material respects. Owner and Parent have paid or will pay all taxes otherwise due for any period prior to and including the Closing Date, or Owner and Parent adequately reserved for all such taxes on all the financial statements prepared by Owner and Parent, as applicable. There is no outstanding request by Owner or Parent for any extension of time within which to pay any taxes or file any tax returns. No tax returns filed by Owner or Parent have been examined by any taxing authority where such examination resulted in a material adverse effect. All tax deficiencies asserted or assessed against Owner and/or Parent by any taxing authority or any other governmental entity have been paid in full. Any adjustment of taxes made in any examination which is required to be reported to state, local, foreign or other taxing authorities has been so reported and any additional taxes due with respect thereto have been paid. No taxing authority of any state nor any other governmental entity is now asserting or, to the Seller’s Knowledge, threatening to assert any claim, assessment or liability against Owner, Parent or the Seller, the Owner Shares, the Parent Shares or the Property for any taxes. There are no claims for taxes against Owner, Parent, Seller the Owner Shares or the Parent Shares or, to Seller’s Knowledge, Manager or the Property, which might result in a lien, charge or encumbrance on any of the Owner Shares, Parent Shares or Property. To Seller’s Knowledge, no claim has ever been made by a taxing authority or other governmental entity in a jurisdiction where Owner and/or Parent does not file tax returns that Owner and/or Parent is, are or may be subject to taxation by that jurisdiction. Neither Owner nor Parent has waived any statute of limitations with respect to, or applied for or been granted any extension of a period for payment or assessment of, any taxes. Owner and Parent have withheld all Taxes required to be withheld under all federal, state, municipal, local, and foreign tax laws, rules or regulations, and the withholdings were either paid to the respective governmental agencies or authorities, or set aside in accounts for that purpose. Parent is current with respect to all payments to be made to Walkers SPV Limited (as Parent’s registered office service provider) and in respect of all fees and other amounts payable to the Registrar of Companies in the Cayman Islands.

(ii) Parent is a corporation for U.S. federal income tax purposes and U.S. Virgin Islands income tax purposes and has not filed any election to be treated as other than a corporation. Parent has not filed any election under section 897(i) of the United States Internal Revenue Code (the “US Tax Code”) or the U.S. Virgin Islands Internal Revenue Code (the “USVI Tax Code”). Parent has been a “controlled foreign corporation” within the meaning of Section 951 of the US Tax Code. Neither Parent nor Owner has any accumulated earning and profits within the meaning of Section 312 of the US Tax Code as of December 31, 2004, although Parent and/or Owner may have current earning and profits for the taxable year 2005. Parent’s adjusted tax basis in the shares of the Owner is as shown on the Tax Basis Exhibit. annexed hereto as Schedule 15.

(iii) Seller is a disregarded entity for U.S. federal income tax purposes and its owner is Capital Hotel Investments, LLC and such owner is not a disregarded entity.

(o) Neither Owner nor Parent has any employees or agents, nor is party to any oral or written employment contracts or agreements with respect to the hotel operated from the Real Property (including, without limitation, union or other collective bargaining agreements). To Seller’s Knowledge, there are no threatened strikes, work stoppages, lockout, union organizing efforts or unfair labor practice charges at the hotel operating from the Real Property.

(p) To Seller’s Knowledge, the Operating Statements are correct and complete and present fairly the results of operations of the hotel operating from the Real Property for the periods covered thereby.

(q) To Seller’s Knowledge, each of the Financial Statements of Owner fairly presents Owner’s financial condition, assets and liabilities as of their respective dates and the results of operations and cash flows for the periods related thereto. To Seller’s Knowledge, except as reflected on Schedule 11 and provided for in the Contracts, Owner does not have any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise), except (A) to the extent clearly and accurately reflected and accrued for or fully reserved against in such entity’s Financial Statements, (B) for liabilities specifically delineated as to nature and amount on the Schedules and Exhibits to this Agreement, or (C) for liabilities and obligations which have arisen after the date of such Financial Statements in the ordinary course of business consistent with past custom and practice (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement claim or lawsuit). Each of the Financial Statements of Parent fairly presents Parent’s financial condition, assets and liabilities as of their respective dates and the results of operations and cash flows for the periods related thereto. Except as reflected on Schedule 11 and provided for in the Contracts, Parent does not have any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise), except (A) to the extent clearly and accurately reflected and accrued for or fully reserved against in such entity’s Financial Statements, (B) for liabilities specifically delineated as to nature and amount on the Schedules and Exhibits to this Agreement, or (C) for liabilities and obligations which have arisen after the date of such Financial Statements in the ordinary course of business consistent with past custom and practice (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement claim or lawsuit).

(r) The sole business of Parent has been to carry out those purposes set out in paragraph 3 of the Parent’s Memorandum and Articles of Association and upon closing the Parent will have no contingent or actual liabilities of any nature, including, without limitation, obligations in respect of financial indebtedness, save for those liabilities set out in the Parent’s Financial Statements, and for those amounts due from time to time to its registered office service provider, Walkers SPV Limited, and in respect of the annual company maintenance fees payable to the Registrar of Companies in the Cayman Islands. The Parent has no material assets save for the Owner Shares.

(s) The persons designated on Schedule 4 under “Seller Knowledge Group” are familiar with the business and affairs of Seller, Parent and Owner and with the Property and the transactions contemplated under this Agreement, are in the best position to have Knowledge concerning the scope of the representations. There are no other individuals with greater Knowledge concerning such matters.

(t) The representations and warranties made in this Agreement by Seller are made as of the date hereof and shall be deemed remade by Seller as of the Closing Date, with the same force and effect as if made on, and as of, such date. The representations and warranties made in this Agreement by Seller in Subsections (f), and (j) through and including (m) above (collectively, “Seller’s Property Representations”) shall survive the Closing for a period of twelve (12) months following the Closing Date. Any claim that Purchaser may have at any time against Seller for a breach of any such representation or warranty, whether known or unknown, which is not asserted within such twelve (12) month period will not be valid or effective, and Seller will have no liability with respect thereto. The balance of the representations made by Seller in this Section 6 shall survive the Closing indefinitely.

(u) Except as otherwise expressly provided in this Agreement or any documents to be delivered to Purchaser at the Closing, Seller disclaims the making of any representations or warranties, express or implied, regarding the Property or matters affecting the Property, whether made by Seller, on Seller’s behalf or otherwise, including, without limitation, the physical condition of the Property, title to or the boundaries of the Real Property, pest control matters, soil conditions, the presence, existence or absence of any Hazardous Substance or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, and any other information pertaining to the Property or the market and physical environment in which it is located. Purchaser acknowledges (i) that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of the Property other than information contained within representations, warranties and indemnities contained herein, and (ii) that Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be delivered to Purchaser at the Closing, made by Seller or anyone acting on Seller’s behalf. Purchaser further acknowledges that it has not received from or on behalf of Seller any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of third party accounting, tax, legal, architectural, engineering, property management and other advisors.

(v) To the extent that Purchaser obtained Knowledge prior to the Effective Date that Seller’s representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Purchaser’s Knowledge. If the Closing occurs, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the transaction contemplated hereby, as the result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect if Purchaser had Knowledge that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing.

(w) If after the Effective Date, Purchaser obtains actual Knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, which for purposes of this Subsection (w) shall mean (i) any representations or warranties are untrue, inaccurate or incorrect, and the aggregate cost to cure the same or aggregate result of the same shall have an adverse effect on Owner, Parent and/or the Property in excess of $500,000 (such amount to be determined in the aggregate with the cost to cure or correct the adverse effect of any untrue, inaccurate or incorrect representations or warranties of the sellers under one or more of the Related Agreements) or (ii) such representation or warranty is untrue, inaccurate or incorrect due to the willful or intentional action or inaction (where there is a duty to act) of Seller, Parent or Owner (regardless of its financial impact), Purchaser shall give Seller written notice thereof within five (5) days of obtaining such Knowledge (but, in any event, prior to the Closing). If at or prior to the Closing, Seller obtains Knowledge (whether pursuant to the immediately preceding sentence or otherwise) that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect and the aggregate cost to cure the same or aggregate result of the same is reasonably estimated to have an adverse effect on Owner, Parent and/or the Property in excess of $500,000 (such amount to be determined in the aggregate with the cost to cure or correct the adverse effect of any untrue, inaccurate or incorrect representations or warranties of the sellers under one or more of the Related Agreements), Seller shall give Purchaser written notice thereof within five (5) days of obtaining such Knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the obligation to use commercially reasonable efforts to cure or correct the underlying circumstances as necessary to eliminate the adverse effect on the Property, Parent and/or Owner of such breaches or inaccuracies, which commercially reasonable efforts shall include the expenditure of up to $5,000,000 (less any amounts previously expended by the sellers under one or more of the Related Agreements to cure or correct the adverse effect of any breaches or inaccuracies of any representations or warranties thereunder) in the aggregate for the cure or correction of all such breaches or inaccuracies and/or mitigate the adverse effect on the Property, Parent or Owner arising therefrom; provided, however, that such $5,000,000 limitation shall not apply to Seller’s obligation to make any payment or take any action necessary to cure or mitigate any untrue, inaccurate or incorrect representation or warranty resulting from the willful or intentional action or failure to act (where the is a duty to act) of Seller, Parent or Owner, and, to the extent such misrepresentation cannot be remedied or cured by Seller (in accordance with the terms hereof) prior to the Closing Date, Seller shall have the right to extend the Closing Date in order to effectuate such cure or remedy; provided, however, the Closing Date may not be extended for a period of more than (x) five (5) days with respect to the representations set forth in Subsections (c) and (g) above and (y) sixty (60) days with respect to all other representations made herein by Seller. If Seller is unable to so cure any such misrepresentation or breach within such five (5) or sixty (60) (as the case may be) day period, then Purchaser, as its sole remedy shall elect either (A) to waive such misrepresentations or breaches of warranties and consummate the transaction contemplated hereby without any reduction of or credit against the Purchase Price, other than the reasonable cost to cure such representations or warranties and/or mitigate the adverse effect on Owner, Parent and/or the Property arising from the breach of the representations or warranties up to a maximum of $5,000,000 (less any amounts previously expended by the sellers under one or more of the Related Agreements to cure or correct the adverse effect of any breaches or inaccuracies of any representations or warranties thereunder) in the aggregate (other than with respect to any matter described in item (ii) above, as to which the amount of such adjustment shall be uncapped) or (B) to terminate this Agreement by written notice given to Seller, in which event this Agreement shall be terminated, the Earnest Money shall be returned to Purchaser and Seller shall reimburse Purchaser for its actual, reasonable, third party costs and expenses, not to exceed $500,000 (less any amounts previously reimbursed by the sellers under one or more of the Related Agreements for the actual, reasonable, third party costs and expenses of the purchasers thereunder) in the aggregate; provided, however, that with respect to any matter described in item (ii) above, Purchaser also shall be entitled to liquidated damages in the amount of $2,500,000 (less any liquidated damages previously paid by the sellers under one or more of the Related Agreements as a result of any the representations or warranties of the sellers thereunder being incorrect due to such sellers’ willful or intentional action or inaction (where there is a duty to act)), the parties hereto agreeing that the damages by reason of Seller’s, Parent’s or Owner’s willful or intentional action or inaction (where there is a duty to act) are difficult, if not impossible, to ascertain, and thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement. Notwithstanding the above, Purchaser hereby agrees (which obligation shall survive the Closing) to refund to Seller the excess, if any, of any (x) adjustment to the Purchase Price attributable to the anticipated cost to cure such representations or warranties and/or mitigate the adverse effect on Owner, Parent and/or the Property arising from the breach of the representations or warranties over (y) the actual cost incurred in connection with the cure and/or mitigation of the same.

7. Representations and Warranties of Purchaser.

(a) Purchaser is a limited liability company, duly organized, validly existing under the laws of the State of Delaware, and has all requisite power and authority under the laws of such state and under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Purchaser has duly qualified and is in good standing in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where such failure to qualify would not have a material adverse effect on Purchaser or the transactions contemplated hereby.

(b) Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Purchaser hereunder on or prior to the Closing Date such document shall constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity.

(c) Neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of Purchaser, pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.

(d) No investigation, action or proceeding is pending and, to Purchaser’s Knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

(e) Neither Purchaser nor any Person owning or controlling any interest in Purchaser is acting, directly or indirectly, for or on behalf of any Person, group or nation named by the United States Treasury Department Office of Foreign Assets Control (OFAC) as a ‘Specifically

Designated National and Blocked Person,’ or for or on behalf of any Person, group or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism.

(f) The persons designated on Schedule 4 under “Purchaser’s Knowledge Group” are familiar with the business and affairs of Purchaser and the transactions contemplated under this Agreement.

(g) Purchaser is acquiring (or will acquire) the Parent Shares for its own account for investment purposes only and not presently with a view to or for distributing or reselling such Parent Shares or any part thereof or interest therein, without prejudice, however, to the Purchaser’s right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Parent Shares subject to applicable Cayman Islands laws and under an effective registration statement under the Securities Act and in compliance with applicable State securities laws or under an exemption from such registration.

(h) Purchaser is, and at the Closing Date, it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(i) Purchaser, either alone or together with its representatives, have such Knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in Parent, and have so evaluated the merits and risks of such investment.

(j) Purchaser acknowledges that it shall be afforded (1) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Seller, Owner and Parent concerning the terms and conditions of this Agreement; (2) access to information about Owner, Parent and Owner’s and Parent’s financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (3) the opportunity to obtain such additional information which Seller, Owner or Parent possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision and to verify the accuracy and completeness of such information.

(k) As of the Closing Date, Purchaser shall have sufficient funds available (or access to sufficient funds) to consummate the transactions contemplated hereunder.

(l) The representations and warranties made in this Agreement by Purchaser are made as of the date hereof and shall be deemed remade by Purchaser as of the applicable Closing Date with the same force and effect as if made on, and as of, such date. All representations and warranties made in this Agreement by Purchaser shall survive the Closing for a period of twelve (12) months.

8. Conditions Precedent.

(a) In addition to the other conditions enumerated in this Agreement, the following shall be additional conditions to Purchaser’s obligation to close hereunder:

(i) The physical condition of the Improvements shall be substantially the same in all material respects on the Closing Date as on the Effective Date, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of fire or other casualty, in which event the terms and provisions of Section 13 shall govern and control.

(ii) Purchaser shall have received the Audited Financial Statements and the financial condition and results of operations of the Property as represented by such Audited Financial Statements shall not materially deviate from the financial condition and results of operations of the Property as represented by the Financial Statements.

(iii) The representations and warranties of Seller contained in Section 6 are true and correct and complete in all material respects as of the Closing Date.

(iv) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereunder shall be in effect, nor shall any proceeding be brought by any third party, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation, injunction order or decree enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereunder which makes the consummation of such transactions illegal.

(v) Seller shall have performed all of its covenants, undertakings and obligations, and shall have complied with all conditions, required by this Agreement to be performed or complied with by Seller at or prior to Closing (including, without limitation, delivery of all documents and other materials required under Section 14)

(vi) Manager shall have consented to the consummation of the sale of the Parent Shares (and change of direct and indirect control of Parent and Owner) as contemplated hereunder and shall have delivered to Purchaser an estoppel substantially in the form of Exhibit D attached hereto.

(vii) All Encumbrances in respect of the Parent Shares and Owner Shares shall have been satisfied and released.

(viii) No action shall be pending or threatened for the condemnation or taking by power of eminent domain of all or any portion of the Improvements or any material portion of the Real Property.

(ix) All Permits and Approvals and Manager Permits (including a liquor license) necessary for the current use, occupancy and operation of the Real Property or the business conducted in accordance with historical operations shall be in full force and effect.

(x) Title Company shall be prepare to issue a date down endorsement and non-imputation endorsement to Owner’s existing title insurance policy with respect to the Real Property and Improvements insuring good and clear record and marketable fee simple title to the Property in Owner, subject only to Permitted Encumbrances (the “Title Policy”). In furtherance thereof, Seller agrees to provide Title Company with an executed affidavit in the form required by the Title Company to enable Title Company to issue the Title Policy.

(xi) All conditions precedent to the closing of the transactions contemplated under the documents identified in Annex A attached hereto and made a part hereof, as the same may have been and may continue to be amended from time to time (the “Related Agreements”), with respect to the entities identified therein, shall have been satisfied in accordance with the terms and provisions of each of the respective Related Agreements and the actual simultaneous closing of the transactions set forth in the Related Agreements.

(b) If Seller, after reasonable efforts, is unable to satisfy the conditions precedent described in Section 8(a) or elsewhere in this Agreement, Purchaser shall have the option, as its sole and exclusive remedy (except to the extent expressly provided for otherwise herein) of either terminating this Agreement and receiving a refund of the Earnest Money, or proceeding with the Closing; provided, however, that with respect to a failure of the condition described in Section 8(a)(iii) above (subject to the terms of Section 6(t) above) and Section 8(a)(vii) above, Seller also shall reimburse Purchaser for its actual, reasonable, third party costs and expenses, not to exceed $500,000 (less any amounts previously reimbursed by the sellers under one or more of the Related Agreements for the actual, reasonable, third party costs and expenses of the purchasers thereunder).

(c) In addition to the other conditions enumerated in this Agreement, it shall be an additional condition precedent to Seller’s performance hereunder (i) that Purchaser shall have performed in all material respects all of its covenants, undertakings and obligations, and shall have complied with all conditions, required by this Agreement to be performed or complied with by Purchaser at or prior to Closing (including, without limitation, delivery of all documents and other materials required under Section 14) and (ii) that all conditions precedent to the closing of the transactions contemplated under the Related Agreements, with respect to the entities identified therein, shall have been satisfied in accordance with the terms and provisions of each of the respective Related Agreements and the actual simultaneous closing of the transactions set forth in the Related Agreements.

(d) Seller and Purchaser agree to reasonably cooperate with each other and with any third parties from whom consent to and approval of the transactions contemplated by this Agreement is requested to obtain such consents and approvals. Each of Purchaser shall, at its cost and expense and within five (5) Business Days after request, deliver to any third parties from whom consents and approvals are requested, any and all information and materials regarding such party reasonably requested by such third parties.

9. Title, Survey and Searches.

(a) Seller has delivered to Purchaser copies of: (1) Title Company’s Owner’s ALTA Title Insurance Policy for the Property, together with a commitment from Title Company to issue a date down endorsement and non-imputation endorsement for the same, a copy of which is attached hereto as Schedule 10 (the “Title Commitment”); (2) all documents relating to title exceptions referred to in the Title Commitment; and (3) the Survey. Purchaser hereby acknowledges that Purchaser has approved all matters set forth in the Title Commitment and Survey, and such matters are deemed Permitted Encumbrances.

(b) [INTENTIONALLY OMITTED]

(c) The premium for the date down endorsements and non-imputation endorsements to the Title Policy shall be paid by Seller and the premiums for any other endorsements or other title insurance shall be paid by Purchaser.

(d) Before Closing, Seller agrees to cause to be removed, at Seller’s sole cost and expense, any exception for (1) mechanics’ and materialmen’s liens caused by Seller or its agents, (2) liens relating to past due taxes with respect to the Property, (3) liens or other title exceptions resulting solely from acts of Seller or its agents occurring on or after the Effective Date or (4) other liens or encumbrances which secure other monetary obligations or (5) any Stub Period Title Matters knowingly or intentionally caused by Seller (collectively, the “Stub Period Must Removes”). If Purchaser becomes aware of any updates to the Title Commitment, Survey or UCC Searches disclosed after the expiration of the Due Diligence Period (and not included in the Title Commitment (the “Stub Period Title Matters”) which are not acceptable to Purchaser, Purchaser shall give written notice to Seller that it disapproves such Stub Period Title Matters (the “Stub Period Title Objections”) on or before the sooner to occur of three (3) Business Days after receipt of written notice thereof and the Closing. If Purchaser does not deliver a notice of Stub Period Title Objections, then Purchaser shall be deemed to have approved the applicable Stub Period Title Matters (other than the Stub Period Must Removes). If Purchaser delivers a notice of Stub Period Title Objections, Seller shall have five (5) days after receipt thereof to notify Purchaser that Seller will either (a) attempt to eliminate or cure such Stub Period Title Objections or make arrangements to have such Stub Period Title Objections eliminated, cured or removed from title by bonding or otherwise in a manner reasonably acceptable to Purchaser at or prior to Closing, provided that Seller may extend the Closing for such period as required to effect such cure, but not beyond thirty (30) days, or (b) elect not to cause such Stub Period Title Objections to be removed; provided, however, that Seller shall be obligated to remove, at no cost or expense to Purchaser, the Stub Period Must Removes. If Seller gives Purchaser notice under clause (b) above or fails to respond to Purchaser’s notice of Stub Period Title Objections within said five (5) day period, Purchaser shall have three (3) Business Days in which to notify Seller that Purchaser will either waive such objections and proceed with the purchase and take title to the Property subject to such Stub Period Title Objections with no adjustment to the Purchase Price, other than the cost to cure the Stub Period Title Objections up to a maximum of $500,000 in the aggregate or that Purchaser will terminate this Agreement. If this Agreement is terminated pursuant to the foregoing provisions of this paragraph, neither party will have any further rights or obligations hereunder (except for any obligations which are expressly stated to survive the termination hereof), the Earnest Money shall be returned to Purchaser, and Seller shall reimburse Purchaser for its actual, reasonable, third-party costs and expenses, not to exceed $500,000. If Purchaser fails to notify Seller of its election within said three (3) Business Day period, Purchaser shall be deemed to have elected to waive such Stub Period Title Objections. and proceed with the purchase and take title to the Property subject to such Stub Period Title Objections with no adjustment to the Purchase Price, other than the cost to cure the Stub Period Title Objections up to a maximum of $500,000. Notwithstanding the above, Purchaser hereby agrees (which obligation shall survive the Closing) to refund to Seller the excess, if any, of (x) any adjustment to the Purchase Price attributable to the Stub Period Title Objections over (y) the actual costs incurred in connection with the cure of the same.

10. Covenants of Seller. Seller covenants and agrees with Purchaser that, between the Effective Date and the Closing Date:

(a) To the extent Seller has any approval rights over such matters pursuant to the Management Agreement, Seller will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, perform (nor permit Owner or Manager to perform) any alterations to the Property (except as contemplated herein or required by the Management Agreement) nor remove (nor permit Owner or Manager to remove) any equipment or personal property forming a part of the Property as of the Effective Date, except such as is replaced by Seller by an article of equal suitability and value, free and clear of any lien or security interest. Purchaser acknowledges and agrees that to the extent Seller has no approval rights over such matters pursuant to the Management Agreement and Manager, without Seller’s prior consent, performs and alterations to the Property or removes any equipment or personal property forming a part of the Property, such action by Manager alone shall not cause or give rise to a default under this Agreement. Failure of Purchaser to consent or expressly withhold its consent stating with specificity the basis of its objection within five (5) Business Days after written request for such consent shall be deemed to constitute consent.

(b) Seller will not sell or enter into any other contract to sell all or a portion of its interest in Parent, nor permit Parent to sell or enter into any contract to sell all or a portion of its interest in Owner, nor permit Owner to seller or enter into any contract to sell the Property or any portion thereof, other than FF&E, FAS and Inventories in the ordinary course, nor create or suffer or permit the imposition of any further liens or encumbrances or restrictions on Owner, Parent, the Property or any interest therein. Seller shall not solicit any sale, joint venture or other disposition of its interest in Parent, Parent’s interest in Owner or Owner’s interest in the Property and shall not negotiate (nor permit the negotiation by Parent or Seller of) any unsolicited offers for sale, joint venture or other disposition of Seller’s interest in Parent, Parent’s interest in Owner or Owner’s interest in the Property.

(c) Seller shall not enter into, or modify, amend or terminate (nor permit Owner or Parent to execute, or modify, amend or terminate) any Contract that will survive the Closing, without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. Seller will not permit Owner to exercise any consent rights granted to Owner under the Management Agreement or Other Management Agreements, without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. Failure of Purchaser to consent or expressly withhold its consent stating with specificity the basis of its objection within five (5) Business Days after written request for such consent shall be deemed to constitute consent.

(d) With respect to the Property, Seller shall cause the Owner (and Owner shall use commercially reasonable efforts to cause Manager) to comply in all material respects, with (i) all laws, regulations and other requirements affecting the Property from time to time applicable of every governmental body having jurisdiction of the Property or the use or occupancy of the Improvements located on the Real Property, (ii) material terms of all Contracts, Manager Contracts, Permits and Approval, Manager Permits and all instruments of record and other agreements affecting the Property and (iii) all terms, covenants and conditions of the Management Agreement, and shall use commercially reasonable efforts to cause the counterparties to the Management Agreement, Other Management Agreements and Integration Agreement to comply with all of the terms, covenants and conditions of the such agreements.

(e) Seller shall cause Owner to use commercially reasonable efforts to cause the Manager to maintain the Property and all mechanical, heating, plumbing, electrical and other utility systems which serve the Real Property or Improvements in good order and repair consistent with the Management Agreement and historical custom and practice.

(f) Upon learning of any material change in any condition with respect to the Property or of any event or circumstance which makes any representation or warranty of the Seller or Owner to the Purchaser under this Agreement untrue, promptly to notify the Purchaser thereof (the Purchaser agreeing, on learning of any such fact or condition, promptly to notify the Seller thereof). Neither Seller nor Parent nor Owner shall voluntarily either (a) take any action, (b) knowingly fail to take any action or (c) to the extent Seller, Parent or Owner has approval rights over such matters pursuant to the Management Agreement, permit Manager to take any action or fail to take any action which causes a representation or warranty contained in Section 6 to become untrue. Purchaser acknowledges and agrees that to the extent Seller has no approval rights over such matters pursuant to the Management Agreement and Manager, without Seller’s prior consent, takes any action or fails to take any action which causes a representation or warranty contained in Section 6 to become untrue, such action by Manager alone shall not cause or give rise to a default under this Agreement.

(g) Seller shall maintain (and cause Owner to use commercially reasonable efforts to cause Manager to maintain) the existing insurance policies continuously in force through and including the Closing Date.

(h) Seller shall cause Owner to use commercially reasonable efforts to cause Manager to (i) operate and manage the Property in accordance with past business practices and (ii) maintain the Property in good repair and working order, in each instance, in accordance with the terms and provisions of the Management Agreement, and shall cause Owner and Parent to perform, when due, all of Owner’s obligations under the Contracts, and cause Owner to use commercially reasonable efforts to cause Manager to perform, when due, all of Manager’s obligations under the Manager Contracts. Purchaser hereby agrees that it shall accept the Property subject to, and neither Seller nor Owner shall have any obligation to cure: (i) any violations of law or municipal ordinances, orders or requirements, or (ii) any physical conditions which would give rise to such violations. Notwithstanding the above, if any violations are noted or issued by any federal, state or local governmental authority between the date hereof and the day immediately preceding the Closing Date (the “New Violations Period”), then Purchaser shall receive a credit against the Purchase Price for the cost to cure such violations up to a maximum of $500,000 in the aggregate; provided, however, that if the aggregate amount to sure such violations is in excess of $500,000 then in lieu of closing the transactions contemplated hereby, Purchaser may terminate this Agreement, following which this Agreement be deemed null and void (except for those obligations which expressly survive termination), the parties hereto shall have no further obligations to or recourse against each other except as otherwise expressly set forth herein, and the Earnest Money shall be returned to Purchaser. Notwithstanding the above, Purchaser hereby agrees (which obligation shall survive the Closing) to refund to Seller the excess, if any, of any (x) adjustment to the Purchase Price attributable to any violations noted or issued during the New Violations period over (y) the costs incurred in connection with the cure of the same. Seller will advise Purchaser of any written notice Seller, Parent or Owner, or, to Seller’s knowledge, Manager, receives after the Effective Date from any governmental authority relating to the violation of any law or ordinance regulating the condition or use of the Property.

(i) From the date of this Agreement to the Closing Date, Seller, Parent and Owner will reasonably cooperate with the Purchaser in the Purchaser’s efforts to ensure that from and after the Closing, the operations of the Property shall continue in an efficient manner. Purchaser shall cooperate with Seller, and shall exercise commercially reasonable diligence to assure that all actions are taken in order to achieve the efficient transition contemplated hereunder in a timely manner at the Closing.

11. Due Diligence Documentation.

(a) Seller agrees to allow Purchaser, Purchaser’s prospective lenders and Purchaser’s and Purchaser’s prospective lenders’ engineers, architects, employees, agents and representatives (collectively, “Purchaser’s Agents”) reasonable access to the Property and to the records of the Property, Parent and Owner maintained by Seller, Parent or Owner at Seller’s offices during normal business hours. Such access shall be solely for the purposes of (i) reviewing the leases, the service contracts and any records relating thereto; (ii) reviewing records relating to revenues and operating expenses; (iii) inspecting the physical condition of the Property and conducting non-intrusive physical or environmental inspections of the Property; and (iv) reviewing at Seller’s offices such other records and information of Seller, Parent or Owner with respect to the Property or Owner in the possession or control of Seller or Owner as Purchaser shall reasonably request to review and examine in connection with the inspections and reviews contemplated herein (any such items (i) through (iv) delivered or made available to Purchaser and Purchaser’s Agents by Seller shall collectively be know as the “Property Information”). Purchaser shall not conduct or allow any physically intrusive testing of, on or under the Property without first obtaining Seller’s consent (which consent shall not be unreasonably withheld or delayed) as to the timing and scope of work to be performed. Seller shall provide Purchaser and Purchaser’s Agents with reasonable access to interview Manager, on no less than two Business Days’ prior notice, provided Seller shall be permitted to cause one or more of its representatives to be present at any such interview, and shall instruct Manager to cooperate fully with Purchaser and Purchaser’s Agents in connection with Purchaser’s and Purchaser’s Agents’ due diligence and in answering any reasonable inquiries of Purchaser and Purchaser’s Agents.

(b) Purchaser agrees that, in making any intrusive or non-intrusive physical or environmental inspections of the Property, Purchaser and all of Purchaser’s Agents entering onto the Property shall carry not less than One Million Dollars ($1,000,000.00) commercial general liability insurance insuring all activity and conduct of Purchaser and such representatives while exercising such right of access. Seller, Parent and Owner shall be named as an additional insureds on such commercial general liability policy. Purchaser will use commercially reasonable efforts to obtain and deliver to Seller written evidence of the same prior to commencing any investigations.

(c) Purchaser agrees that in exercising its right of access hereunder, Purchaser will use and will cause Purchaser’s Agents to use their commercially reasonable efforts not to interfere with the activity of tenants, transient guests or any Persons occupying or providing service at the Property. Purchaser shall, at least twenty-four (24) hours prior to inspection, give Seller notice of its intention to conduct any inspections, so that Seller shall have an opportunity to have a representative present during any such inspection, and Seller expressly reserves the right to have such a representative present. Purchaser agrees to cooperate with any reasonable request by Seller in connection with the timing of any such inspection. If the transaction contemplated herein does not close through no fault of Seller, upon Seller’s request, Purchaser agrees (which agreement shall survive Closing or termination of this Agreement) to provide Seller with a copy of any and all final reports (other than financial feasibility or marketing reports) (or, in the event that final reports are not obtained by Purchaser, a copy of the last draft or preliminary report provided to Purchaser), including such backup documentation as may be available to Purchaser, prepared by Purchaser and/or Purchaser’s Agents to perform activities permitted herein, except to the extent Purchaser, in its reasonable judgment, believes it is legally prohibited from delivering such materials to Seller.

(d) Purchaser shall, at its sole cost and expense, promptly restore any physical damage or alteration of the physical condition of the Property which results from any inspections conducted by or on behalf of Purchaser, which obligation shall survive termination of this Agreement. Purchaser further agrees to reimburse Seller for all damage done to the Property by Purchaser or Purchaser’s Agents. All inspections shall be conducted at Purchaser’s sole cost and expense and in strict accordance with all applicable law. Purchaser hereby agrees to indemnify and hold Seller, Parent, Owner and Seller’s Affiliates harmless from any and all liability, claims, actions, demands, damages, costs or expenses (including reasonable attorneys’ fees and costs) Seller may suffer arising from the actions of Purchaser or Purchaser’s Agents in inspecting the physical condition of the Property prior to Closing; provided, however, that Purchaser shall not be required to indemnify, hold harmless or defend Seller, Parent, Owner or Seller’s Affiliates to the extent any such losses arise solely out of any pre-existing condition at the Property. The provisions of this Section 11(d) shall survive the Closing and shall not be merged therein.

(e) Seller and Purchaser acknowledge that Purchaser previously has obtained (at Purchaser’s sole cost and expense) audited financial statements for the operation of the hotel operated from the Real Property and the hotels that are the subject of the Related Agreements (the “Audited Financial Statements”), which audited financial statements comply with Rule 3-05 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”), and were prepared by KPMG LLP or another so-called “Big Four” accounting firm, that Seller cooperated with Purchaser in obtaining the Audited Financial Statements, and that such cooperation included the execution by Seller of a so-called “auditor’s representation letter,” in the form of Exhibit E attached hereto, for the benefit of the preparer of the Audited Financial Statements. Purchaser and Seller acknowledge and agree in no event shall the delivery of such an “auditor’s representation letter” be deemed to subject Seller or any of its Affiliates or their respective partners, members, managers, shareholders, officers, directors, trustees, beneficiaries, employees or agents to any liability under the Securities Act as an “issuer” or “underwriter.”

(f) [INTENTIONALLY OMITTED]

(g) Purchaser has accepted the Property in its condition as of 5:00 p.m. (New York time) on May 6, 2005 (subject to Purchaser’s rights pursuant to any conditions to the Closing, representation and warranties, indemnities are similar matter provided for hereunder), and Purchaser represents to Seller that Purchaser has concluded whatever studies, tests and investigations Purchaser desires relating to the Property. Except to the extent expressly provided herein to the contrary, Seller shall have no obligation to bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate any alleged deficiency in the Property discovered by Purchaser and Purchaser shall be deemed to have waived any claim with respect thereto.

(h) Except as specifically provided elsewhere in this Agreement, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning the Property Information or any engineering or environmental reports or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in Seller’s possession). It is the parties’ express understanding and agreement that such materials are provided only for Purchaser’s convenience in making its own examination and determination as to whether it wishes to consummate the purchase contemplated by this Agreement. In all events, Purchaser hereby covenants and agrees not to disclose to third parties the Property Information or the results of any reports of investigations or tests concerning the Property performed by or at the request of Purchaser (the “Purchaser’s Results”), except to the extent required under applicable law. The Property Information and Purchaser’s Results are hereinafter referred to collectively as the “Due Diligence Documentation.” The foregoing covenant shall survive the termination of this Agreement.

(i) Unless Seller expressly otherwise agrees in writing or as required under applicable laws, Purchaser agrees that the Due Diligence Documentation (exclusive of any matters that are publicly available) is confidential and shall not be disclosed to any other Person except those assisting Purchaser or Purchaser’s prospective lenders with the transaction or employees of the Securities and Exchange Commission in connection with Purchaser’s initial public offering process, and affiliates of Purchaser, and then only upon Purchaser making such Persons aware of the confidentiality restriction and directing such Persons to comply with the confidentiality obligations contained herein. Prior to Closing, Purchaser agrees not to use or allow to be used any such Due Diligence Documentation for any purpose other than to determine whether to proceed with the contemplated purchase. In the event Purchaser becomes legally compelled to disclose all or any part of the Due Diligence Documentation, Purchaser will provide Seller with prompt written notice so that Seller may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained prior to the time Purchaser is obligated to disclose all or any part of the Due Diligence Documentation, Seller will waive compliance with the provisions of this Agreement to allow Purchaser to comply with such legal obligations.

(j) Purchaser hereby agrees that prior to the Closing Date, Purchaser will not release or cause or permit to be released any press notices, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of Seller. It is understood that the foregoing shall not preclude Purchaser from discussing the substance or any relevant details of the transactions contemplated in this Agreement to the extent such matters are publicly available or with any of its attorneys, accountants, professional consultants, or employees of the Securities and Exchange Commission, analysts, underwriters, lenders or potential investors (and any attorneys, accountants, professional consultants or employees of the same) in connection with Purchaser’s initial public offering, as the case may be, or prevent Purchaser hereto from complying with any applicable laws, including, without limitation, governmental regulatory, disclosure, tax and securities reporting requirements.

(k) Purchaser shall indemnify and hold Seller, Parent, Owner and Seller’s Affiliates harmless from and against any and all claims, demands, causes of action and actual losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) suffered or incurred by Seller, Parent, Owner or any of Seller’s Affiliates and arising out of or in connection with a breach by Purchaser or Purchaser’s Agents of the provisions of this Section 11. In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser or Purchaser’s Agents in order to enforce the provisions of this Section 11.

(l) In the event this Agreement is terminated or fails to close for any reason whatsoever, upon Seller’s request, Purchaser and Purchaser’s Agents shall promptly deliver to Seller copies of the Due Diligence Documentation in the possession of Purchaser and Purchaser’s Agents, except with respect to those items that Purchaser, in its reasonable judgment, believes is proprietary information of the Person that prepared such materials or otherwise it is legally prohibited from delivering such materials to Seller.

(m) The provisions of this Section 11 shall survive the termination of this Agreement.

12. As-Is Condition.

(a) PURCHASER ACKNOWLEDGES AND AGREES THAT (i) PURCHASER SHALL ACCEPT POSSESSION OF THE PROPERTY THROUGH OWNER ON THE CLOSING DATE, “AS IS, WHERE IS, WITH ALL FAULTS,” WITH NO RIGHT OF SETOFF OR REDUCTION IN THE PURCHASE PRICE (EXCEPT TO THE EXTENT

EXPRESSLY PROVIDED FOR HEREIN); (ii) EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 6 AND THE OTHER COVENANTS, REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN (THE “SELLER’S WARRANTIES”), NONE OF SELLER, ITS COUNSEL, ITS SALES AGENTS, NOR ANY PARTNER, MEMBER, MANAGER, OFFICER, DIRECTOR, TRUSTEE, BENEFICIARY, EMPLOYEE, AGENT OR ATTORNEY OF SELLER, ITS COUNSEL, OR ITS SALES AGENTS, NOR ANY OTHER PARTY RELATED IN ANY WAY TO ANY OF THE FOREGOING (ALL OF WHICH PARTIES ARE HEREIN COLLECTIVELY CALLED THE “SELLER’S AFFILIATES”) HAVE OR SHALL BE DEEMED TO HAVE MADE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTEES (WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) TO PURCHASER WITH RESPECT TO THE PROPERTY, ANY MATTER SET FORTH, CONTAINED OR ADDRESSED IN THE PROPERTY INFORMATION (INCLUDING, BUT NOT LIMITED TO, THE ACCURACY AND COMPLETENESS THEREOF) OR THE RESULTS OF ANY INVESTIGATIONS; AND (iii) PURCHASER HAS CONFIRMED INDEPENDENTLY ALL INFORMATION THAT IT CONSIDERS MATERIAL TO ITS PURCHASE OR THE TRANSACTION. PURCHASER SPECIFICALLY ACKNOWLEDGES THAT, EXCEPT FOR SELLER’S WARRANTIES (AS SUCH TERM IS HEREIN DEFINED), PURCHASER IS NOT RELYING ON (AND SELLER AND EACH OF SELLER’S AFFILIATES DOES HEREBY DISCLAIM AND RENOUNCE) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER OR ANY SELLER’S AFFILIATES, AS TO: (1) THE OPERATION OF THE REAL PROPERTY OR THE INCOME POTENTIAL, USES, OR MERCHANTABILITY OR FITNESS OF ANY PORTION OF THE REAL PROPERTY FOR A PARTICULAR PURPOSE; (2) THE PHYSICAL CONDITION OF THE PROPERTY OR THE CONDITION OR SAFETY OF THE REAL PROPERTY OR ANY IMPROVEMENTS THEREON, INCLUDING, BUT NOT LIMITED TO, PLUMBING, SEWER, HEATING AND ELECTRICAL SYSTEMS, ROOFING, AIR CONDITIONING, FOUNDATIONS, SOILS AND GEOLOGY, INCLUDING ANY HAZARDOUS SUBSTANCE, LOT SIZE, OR SUITABILITY OF THE REAL PROPERTY OR ANY IMPROVEMENTS THEREON FOR A PARTICULAR PURPOSE; (3) THE PRESENCE OR ABSENCE, LOCATION OR SCOPE OF ANY HAZARDOUS SUBSTANCE IN, AT, OR UNDER THE PROPERTY; (4) WHETHER THE PLUMBING OR UTILITIES ARE IN WORKING ORDER; (5) THE HABITABILITY OR SUITABILITY FOR OCCUPANCY OF ANY STRUCTURE AND THE QUALITY OF ITS CONSTRUCTION; (6) WHETHER THE IMPROVEMENTS ARE STRUCTURALLY SOUND, IN GOOD CONDITION, OR IN COMPLIANCE WITH APPLICABLE MUNICIPAL, COUNTY, STATE OR FEDERAL STATUTES, CODES OR ORDINANCES; (7) THE DIMENSIONS OF THE PROPERTY OR THE ACCURACY OF ANY FLOOR PLANS, SQUARE FOOTAGE, LEASE ABSTRACTS, SKETCHES, REVENUE OR EXPENSE PROJECTIONS RELATED TO THE PROPERTY; (8) THE OPERATING PERFORMANCE, THE INCOME AND EXPENSES OF THE PROPERTY OR THE ECONOMIC STATUS OF THE PROPERTY; (9) THE ABILITY OF PURCHASER TO OBTAIN ANY AND ALL NECESSARY GOVERNMENTAL APPROVALS OR PERMITS FOR PURCHASER’S INTENDED USE AND DEVELOPMENT OF THE PROPERTY; AND (10) THE LEASING STATUS OF THE PROPERTY OR THE INTENTIONS OF ANY PARTIES WITH RESPECT TO THE NEGOTIATION AND/OR EXECUTION OF ANY LEASE FOR ANY PORTION OF THE PROPERTY.

(b) PURCHASER AGREES THAT, EXCEPT AS OTHERWISE SET FORTH HEREIN, THERE IS NO OBLIGATION ON THE PART OF SELLER OR OWNER FOR THE BENEFIT OF PURCHASER TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO THE PROPERTY OR TO CURE ANY VIOLATIONS OF LAW OR TO COMPLY WITH THE REQUIREMENTS OF ANY INSURER. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER’S OBLIGATIONS HEREUNDER SHALL REMAIN IN FULL FORCE AND EFFECT WITH PURCHASER HAVING NO RIGHT TO DELAY THE CLOSING OR TERMINATE THIS AGREEMENT REGARDLESS OF ANY FACTS OR INFORMATION LEARNED BY PURCHASER AFTER THE EFFECTIVE DATE, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, THE CONDITIONS PRECEDENT SET FORTH ABOVE.

(c) PURCHASER, FOR PURCHASER AND PURCHASER’S SUCCESSORS AND ASSIGNS, HEREBY FULLY AND IRREVOCABLY RELEASES SELLER, PARENT, OWNER AND SELLER’S AFFILIATES FROM, AND WAIVES ALL CLAIMS AND LIABILITY AGAINST SELLER, OWNER AND SELLER’S AFFILIATES FOR OR ATTRIBUTABLE TO THE FOLLOWING:

(1) ANY AND ALL STATEMENTS OR OPINIONS HERETOFORE OR HEREAFTER MADE, OR INFORMATION FURNISHED, BY SELLER, PARENT, OWNER OR SELLER’S AFFILIATES TO PURCHASER OR PURCHASER’S AGENTS, EXCEPT FOR SELLER’S WARRANTIES (AS SUCH TERM IS HEREIN DEFINED); AND

(2) ANY STRUCTURAL, PHYSICAL OR ENVIRONMENTAL CONDITION AT THE PROPERTY, INCLUDING WITHOUT LIMITATION, CLAIMS OR LIABILITIES RELATING TO THE PRESENCE, DISCOVERY OR REMOVAL OF ANY HAZARDOUS SUBSTANCE IN, AT, ABOUT OR UNDER THE PROPERTY, OR FOR, CONNECTED WITH OR ARISING OUT OF ANY AND ALL CLAIMS OR CAUSES OF ACTION (EXCEPT FOR SELLER’S WARRANTIES) BASED UPON CERCLA (COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, 42 U.S.C. §9601 ET SEQ., AS AMENDED BY SARA [SUPERFUND AMENDMENT AND REAUTHORIZATION ACT OF 1986] AND AS MAY BE FURTHER AMENDED FROM TIME TO TIME), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, 42 U.S.C. §6901 ET SEQ., OR ANY RELATED CLAIMS OR CAUSES OF ACTION OR ANY OTHER FEDERAL OR STATE BASED STATUTORY OR REGULATORY CAUSES OF ACTION FOR ENVIRONMENTAL CONTAMINATION AT, IN OR UNDER THE PROPERTY, OTHER THAN WITH RESPECT TO CLAIMS EXPRESSLY COVERED BY SELLER’S INDEMNITY CONTAINED IN SECTION 15(C) HEREOF.

(c) Purchaser acknowledges that it has inspected the Property, is thoroughly acquainted with and accepts its condition, and has reviewed, to the extent necessary in its discretion, all the Due Diligence Documentation. Purchaser acknowledges and agrees that the provisions of this Section 12 were a material factor in Seller’s acceptance of the Purchase Price and Seller is unwilling to consummate the transaction contemplated by this Agreement unless Seller, Parent, Owner and Seller’s Affiliates are expressly released, but only to the extent expressly set forth herein.

(d) Notwithstanding anything to the contrary herein, the provisions of this Section 12 shall survive the termination of this Agreement and the Closing and shall not be merged therein.

13. Casualty; Condemnation.

(a) Seller agrees to give Purchaser prompt notice (a) of any pending or threatened condemnation affecting the Property of which Seller, Parent or Owner becomes aware, (b) if all or any part of the Property becomes subject to litigation or if Seller, Parent or Owner becomes subject to litigation that would affect Seller’s ability to perform its obligations under this Agreement, and (c) of any Damage Event.

(b) If, prior to the Closing, condemnation proceedings are commenced or threatened in writing against all or any portion of the Property, Purchaser will be entitled to the condemnation award and/or an assignment of all of Seller’s rights in and to such condemnation proceedings. If, prior to the Closing, all or any part of the Property becomes subject to litigation that, if adversely determined, would materially and adversely affect the use or value of the Property to Purchaser or if Seller, Parent or Owner becomes subject to litigation that would materially and adversely impair Seller’s ability to perform its obligations under this Agreement, then Purchaser will have the right, upon notice in writing to Seller delivered within ten (10) days after Seller gives Purchaser written notice of such matter as described in this Section 13, to terminate this Agreement, whereupon this Agreement will be of no further force or effect, except as expressly set forth herein. If Purchaser does not elect, or is not entitled, to terminate this Agreement, Purchaser will be entitled to the litigation award and/or an assignment of all of Seller’s rights in and to such litigation proceedings (to the extent that any such litigation relates to the physical condition of the Property and not to Seller and not to the operations of the Property prior to the Closing), as the case may be.

(c) If, prior to the Closing, the Property is damaged by fire or other casualty or any operational component of the Property (such as, by way of example only, an operational component would include respective constituent parts of the elevator system, the heating, air-conditioning and ventilating system or the roof) fails for any reason, including wear and tear or age (collectively, a “Damage Event”) then Purchaser will be entitled to the insurance proceeds and/or an assignment of all of Seller’s rights in and to such insurance proceedings, provided that Purchaser shall remain liable for all associated insurance policy deductibles.

(d) [INTENTIONALLY OMITTED]

(e) In the case of any termination by Purchaser pursuant to this Section 13, Purchaser shall be entitled to the return of the Earnest Money and this Agreement shall be of no further force or effect, except as expressly set forth herein.

(f) Subject to the provisions of Section 13(b), Purchaser bears the risk of loss or damage to the Property until the Closing.

14. The Closing.

(a) The Closing (herein called the “Closing”) of this transaction shall take place by escrow with Title Company at the offices of Seller’s counsel, Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York, on June 22, 2005 (the “Closing Date”), unless extended by the terms of this Agreement, or at such other time and place as the parties may agree upon in writing. Purchaser shall have the right, from time-to-time, to elect to extend the Closing Date to no later than July 22, 2005 (the “Outside Closing Date”) upon (i) delivery of written notice to Seller at least five (5) days prior to the originally scheduled Closing Date, and (ii) if (and only if) Purchaser desires to the extend the Closing Date beyond June 24, 2005, remittance to the Title Company of an additional One Million Dollars ($1,000,000) to be held and maintained by Title Company as additional Earnest Money in accordance with the terms of the Escrow Agreement and the additional Earnest Money together with the balance of the original Earnest Money shall be non-refundable, except as otherwise provided herein.

(b) At the Closing (or at such earlier times as otherwise specified in this Agreement), Seller shall deliver (or cause to be delivered) to Title Company (for disbursement to Purchaser, as applicable) the following:

(1) A certificate or certificates representing the Parent Shares endorsed over to Purchaser, accompanied by duly executed shares transfer form;

(2) The date down endorsement and non-imputation endorsement affidavits described above, together with any other affidavits requested by the title company, to enable Title Company to issue the Title Policy;

(3) An ALTA Statement, if required;

(4) [INTENTIONALLY OMITTED];

(5) To the extent not previously delivered to Purchaser and to the extent the same are in Seller’s or Parent’s Owner’s possession or control, an original copy of each of the Contracts and the Permits and Approvals, including, without limitation, any contracts entered into by Owner or Parent after the Effective Date and in accordance with Section 10 hereof, if any;

(6) All plans and specifications concerning the Property in Seller’s, Parent’s or Owner’s possession and control;

(7) A closing statement;

(8) Director’s Resolutions of Seller, Parent and Owner, in each case certified by the secretary of such entity as having been duly and validly adopted and in full force and effect authorizing the execution and delivery of this Agreement, the sale and transfer of the Parent Shares and the transactions contemplated by this Agreement;

(9) Certificates of good standing (or equivalent) of (i) Seller issued by the Secretary of State of the State of Delaware, (ii) Parent issued by the Registrar of Companies of the Cayman Islands and (iii) Owner issued by the Office of the Lieutenant Governor, Corporate Division, of the US Virgin Islands, in each case not more than thirty (30) days prior to the Closing Date, and certified copies of the Articles of Incorporation and Bylaws (or their equivalents) of the Seller, Parent and Owner, dated as of the Closing;

(10) All of Owner’s minute books, stock ledgers and similar corporate records;

(11) [INTENTIONALLY OMITTED];

(12) A Uniform Commercial Code lien search in the appropriate records of the U.S. Virgin Islands, showing that there were no financing statements naming Seller, as debtor, affecting the Parent Shares or naming Parent, as debtor, affecting the Owner Shares, as of the Closing or a date that is not more that fifteen (15) days prior to Closing;

(10) Resignations effective as of the opening of business on the date immediately following the Closing of the current officers and directors of Owner and Parent, which shall include an acknowledgement that there are no existing claims and an undertaking as to any future claims against Parent and Owner, as the case may be, relating to the period of time during which such individuals held such officers and/or served as directors;

(11) All of Parent’s minute books, statutory registers and similar corporate records, including a register or members updated to reflect the Purchaser as the holder of the Parent Shares free of any Encumbrances;

(12) A legal opinion with respect to the IDC Certificate in a form reasonably acceptable to Purchaser;

(13) A legal opinion with respect to the CZM Permits in a form reasonably acceptable to Purchaser;

(14) A notice to the counter-parties to the Contracts and to all parties required under the documents provided with the Title Commitment, in accordance with same, advising of the Closing and directing all future communications to be directed to Owner c/o Purchaser;

(15) A duly executed Joinder in the form attached hereto executed by Capital Hotel Investments, LLC, a Delaware limited liability company;

(16) Combinations to all safes, keys, codes and passcards relating to the operation of the Real Property and the business conducted thereon;

(17) A duly executed estoppel and consent certificate of Manager substantially in the form of Exhibit D attached hereto;

(18) An original estoppel certificate duly executed by each of the tenants to the Space Lease, in the form of Exhibit E attached hereto; and

(19) Such other documents and instruments as may reasonably be required and that may be necessary to consummate this transaction and to otherwise effect the agreements of the parties hereto.

(c) At Closing, Purchaser shall pay to Seller the balance of the Purchase Price, plus or minus adjustments, by wire transfer to Title Company for disbursement to Seller. Additionally, at Closing, Purchaser will execute and deposit with Title Company, for delivery to Seller, the following:

(1) Resolutions of Purchaser authorizing the transactions contemplated by this Agreement certified by the secretary of such entity as having been duly and validly adopted and in full force and effect authorizing the execution and delivery of this Agreement and the transactions contemplated by this Agreement;

(2) A certificate of good standing (or equivalent) of Purchaser issued by the Secretary of State of the State in which such entity was formed dated not more than thirty (30) days prior to the Closing Date, and certified copies of the Articles of Incorporation and Bylaws of Purchaser, dated as of the Closing;

(3) A closing statement; and

(4) Such other documents and instruments as may reasonably be required and that may be necessary to consummate this transaction and to otherwise effect the agreements of the parties hereto.

(d) Title Company’s fee for the escrow shall be divided equally between Seller and Purchaser. In the event that any transfer taxes are imposed on this transaction, the parties agree to deliver any required declarations; the cost of such transfer taxes, together with any recording fees and sales taxes, shall be borne by Seller.

(e) The parties agree to adjust the Purchase Price by an amount equal to a proration of taxes, rental, and other income, and operating or other expenses of the Property as of 12:01 a.m. on June 7, 2005 (the “Apportionment Time”; i.e., Purchaser is entitled to the income and responsible for the expenses from and after June 7, 2005) computed as follows:

(1) Certain costs and expenses relating to the Property shall be adjusted as of the Apportionment Time between Seller and Purchaser (the “Closing Date Adjustment”). The Closing Date Adjustment shall constitute a composite accounting of the different items described below. Subject to the terms of this Section 14(e), the intent is to credit or charge, as the case may be, Seller with all revenues and expenses respecting the Property which are attributable to operations before the Apportionment Time and to credit or charge, as the case may be, Purchaser with all such revenues and expenses attributable to operations on and after the Apportionment Time. Seller shall be responsible for and agrees to pay all accounts payable through the date preceding the Apportionment Time. Unless otherwise provided for herein, all revenues and expenses shall be separately accounted for as between Seller and Purchaser as of the Apportionment Time. Seller and Purchaser acknowledge and agree that attached hereto as Schedule 14 is the final prorations statement representing the Closing Date Adjustment. No later than forty-five (45) days after the Closing Date and again at one hundred twenty (120) days after the Closing Date, Seller and Purchaser shall review all the amounts and calculations made in respect of the Closing Date Adjustment and any final corrections shall be made to the Closing Date Adjustment, and Seller and Purchaser at that time shall settle any funds owed to each other. If Seller and Purchaser, each acting reasonably and in good faith, cannot resolve any issue with respect to the adjustments described in this section, they shall submit such issue for binding resolution by a nationally recognized accounting firm mutually acceptable to both parties (“Accounting Firm”). The parties shall bear equally all fees and expenses of the Accounting Firm in connection with the resolution of such issue, and each party shall bear its own legal, accounting and other fees and expenses incurred in connection with the resolution of the issue by the Accounting Firm. Such resolution shall be final and binding on the parties and judgment may be entered upon such resolution in any court having jurisdiction thereof. Seller and Purchaser agree that the proceeding described in this section shall be conducted in Bethesda, Maryland. By way of example, and not in limitation, the following items shall be accounted for in calculating the Closing Date Adjustment: (i) the total amount of security deposits held by Owner under any of the space leases shall be credited to Purchaser by Seller; (ii) prepaid rents and all room and other deposits and advance payments under booking arrangements and for use of the Property facilities after the Apportionment Time shall be credited to Purchaser. At Closing, Purchaser shall execute a receipt for such deposits and prepaid rents and shall indemnify and hold Seller harmless from and against all claims and liabilities pertaining to the application or return of such prepaid rents or deposits; (iii) collected rents and any other amounts received from tenants under space leases shall be prorated as of the Apportionment Time; delinquent (or payable but unpaid) rent and other payments from tenants under space leases as of the Apportionment Time shall not be prorated as part of the Closing Date Adjustment. If any tenant is in arrears in the payment of rent or other fixed charges, any payments on account of rent or such other fixed charges received from such tenant after the Apportionment Time shall be applied first to rent and other charges due for the month in which such payments are received and then to preceding months for which such rent and other charges are in arrears (always to the most recent first). If, following the Closing, Seller receives any payments applicable to the period commencing from and after the Apportionment Time, Seller shall immediately pay such amounts to Purchaser. If any payments of rent or other fixed charges received by Seller or Purchaser on or after the Apportionment Time are payable to the other party by reason of this allocation, such amounts shall be held in trust for the benefit of the other party and the appropriate sum shall be promptly paid to the other party. At the Closing, Seller shall furnish to Purchaser a complete and correct schedule of all minimum rents and other fixed charges which are then due and payable but which have not been paid. Percentage rents and other variable charges under space leases, such as payments for real estate taxes and other expenses, which are not fixed in amount, shall be adjusted when and as received based upon the number of days in the payment period before and after the Apportionment Time. Purchaser shall use commercially reasonable efforts to collect any rent and other charges in arrears, but shall be under no obligation to commence any actions or proceedings with respect thereto. From and after the date that is six (6) months after the Closing Date, Seller may, at its sole expense, pursue collection efforts, including the bringing of lawsuits, for any delinquent rents or other charges, provided that Seller may not bring any action to terminate any of the space leases or dispossess or otherwise evict any tenant thereunder; (iv) Seller shall receive a credit in the amount of any reserve account as of the Apportionment Time held by Manager under the Management Agreement, such credit shall not include a credit for any reserve account with respect to FF&E (the “FF&E Reserve”); (v) all charges and prepayments relating to the Contracts shall be prorated between Seller and Purchaser as of the Apportionment Time; (vi) all cash in the operating accounts for the Property (it being understood that such accounts refer to “house banks” and not bank accounts) shall be paid over to Purchaser at Closing and Seller shall receive a credit therefor in the Closing Date Adjustment; (vii) guest ledger receivables (i.e., amounts, including, without limitation, room charges and charges for food and beverages, accrued to the accounts of guests and other customers of the Hotel as of the Apportionment Time) shall be prorated between Purchaser and Seller. Seller shall receive a credit for all guest ledger receivables, net of credit card and travel agent and similar commissions, for all room nights and other charges up to but not including the room night during which the Apportionment Time occurs, and Purchaser shall be entitled to the amounts of guest ledger receivables for the room nights and other charges after the Apportionment Time. The final night’s room revenue (revenue from rooms occupied on the evening preceding the Apportionment Time), any taxes thereon, and any in-room telephone, movie and similar charges for such night, shall be allocated 50% to Seller and 50% to Purchaser (and Seller and Purchaser shall each bear 50% of the credit card charges, travel company charges and similar commissions payable with respect to such revenue). All revenues from restaurants, bars and lounge facilities for the night during which the Apportionment Time occurs shall belong to Seller and Seller shall bear all expenses related to such revenues, including but not limited to, payroll and food and beverage costs; (viii) Seller shall receive a credit for, and Purchaser shall purchase from Seller, all accounts receivable (other than the guest ledger) that are less than one hundred twenty (120) days old. Such credit shall equal the amount of the accounts receivable, less (1) credit card charges, travel company charges and similar commissions and (2) on all accounts receivable other than credit card receivables, a 3% discount for uncollectible amounts; (ix) Purchaser will receive a credit for all accrued and unpaid obligations of Seller, Parent, Owner and Manager under Manager’s salary and employee benefits arrangements in place as of the Closing for employees at the Property, including without limitation, unemployment compensation benefits, salaries, bonuses, sick leave, vacation and other similar forms of compensation up to the Apportionment Time, including all employer taxes and benefits associated with vacation and sick pay pursuant to the terms and provisions of the Management Agreement; (ix) general real estate taxes, personal property taxes, special assessments and other governmental taxes and charges relating to the Property (collectively, “Real Estate Taxes”) and assessed for the year in which Closing occurs shall be prorated as of the Apportionment Time and adjusted against the Purchase Price. If Closing occurs before the actual Real Estate Taxes payable during such year are known, the proration of Real Estate Taxes shall be upon the basis of Real Estate Taxes payable during the immediately preceding year; provided, however, that, if the Real Estate Taxes payable during the year in which Closing occurs are thereafter determined to be more or less than the Real Estate Taxes payable during the preceding year (after conclusion of any pertinent appeal of assessed valuation, as reasonably determined by Purchaser), Seller and Purchaser promptly (but no later than thirty (30) days after the date final invoices for such Real Estate Taxes are issued by the applicable taxing authority(ies), except in the case of an ongoing tax protest) shall adjust the proration of Real Estate Taxes, and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment; (x) certified governmental liens and all other pending governmental liens shall be paid by Seller; (xi) the parties acknowledge that certain taxes accrue and are payable to the various local governments by any business entity directly or indirectly owning or operating a hotel and its related facilities. Included in those taxes may be business and occupation taxes, retail sales and use taxes, gross receipts taxes, and other special lodging or hotel taxes. For purpose of this Agreement, all of such taxes (hereinafter referred to as “Operational Taxes”) (expressly excluding Real Estate Taxes, corporate franchise taxes, and federal, state, and local income taxes) shall be allocated between Seller and Purchaser such that those attributable to the period prior to Apportionment Time shall be allocable to Seller and those attributable to the period from and after the Apportionment Time shall be to Purchaser (with the attribution of such taxes hereunder to be done in a manner consistent with the attribution under this Agreement of the applicable revenues on which such taxes may be based). Purchaser shall receive a credit for any Operational Taxes attributable to the period prior to the Apportionment Time which Seller has not paid. Except for the Operational Taxes for which Purchaser has received a credit under this subsection (xi), Seller shall be solely responsible for payment of the Operational Taxes with respect to the period prior to the Apportionment Time, and Purchaser shall be solely responsible for payment of such Operational Taxes with respect to the period after the Apportionment Time. Nothing in this subsection (xi) shall limit Seller’s obligation to deliver such notices, certificates or releases with respect to withholding requirements or other liabilities for income, sales, or other taxes attributable to Seller’s period of ownership, to the extent Purchaser may be held liable therefor under the laws of the United States Virgin Islands or the Cayman Islands. Seller hereby agrees to indemnify, save and defend, and hold Purchaser harmless from and against, all claims and liabilities for Operational Taxes attributable to the period prior to the Apportionment Time for which Purchaser has not received a credit, and Purchaser agrees to indemnify, save and defend, and hold Seller harmless from and against, all claims and liabilities for Operational Taxes attributable to the period prior to the Apportionment Time and for which Purchaser has received a credit under this subsection (xi). Seller agrees to promptly notify the appropriate governmental parties of the Closing hereunder and promptly provide such information as necessary to make a final determination of Seller’s liability for Operational Taxes; (xii) [INTENTIONALLY OMITTED]; (xiii) Telephone and telex charges and charges for the supply of heat, steam, electric power, gas, lighting, cable television and any other utility service shall be prorated as of the Apportionment Time between Purchaser and Seller. Seller shall receive a credit for all deposits, if any, made by Seller as security under any such public service contracts if the same are transferable and provided such deposits remain on deposit for the benefit of Purchaser. Where possible, cutoff readings have been secured for all utilities as of the Apportionment Time. To the extent cutoff readings were not available, the cost of such utilities shall be apportioned between the parties on the basis of the latest actual (not estimated) bill for such service; (xiv) permit and license fees of assignable permits and licenses, if any, shall be prorated as of the Apportionment Time; (xv) Purchaser shall receive a credit for the face value of all unredeemed gift certificates issued by Seller, Parent, Owner or Manager as of the Apportionment Time; (xvi) Purchaser shall receive a credit for advance payments and deposits, if any, under Advances as of the Apportionment Time; (xvii) Seller shall receive a credit for prepaid expenses directly or indirectly allocable to any period from and after the Apportionment Time paid by or on behalf of Seller or Owner to third parties to the extent the same are transferable and remain on deposit for the benefit of Purchaser. With the exception of prepaid advertising which has not been published, mailed or aired, the Seller will receive no credit for prepaid advertising costs; (xviii) Any amounts prepaid or payable under any Contracts and any other trade payables and receivables shall be prorated as of the Apportionment Time between Purchaser and Seller. Trade payables should include all amounts payable to Manager. All amounts known to be due under Contracts with reference to periods prior to the Apportionment Time shall be paid by Seller or credited to Purchaser. Any additional amounts not known or not available at the Closing will be part of the post closing adjustments contemplated above; (xix) All working capital relating to the Property as of the Apportionment Time shall be and remain the property of the Seller and shall not be conveyed to the Purchaser. Purchaser shall be solely responsible for funding the working capital for the Property required by the Management Agreement; and (xx) other costs, expenses and charges which are of a type as are usually involved in and adjusted with regard to property similar to and located in the locale of the Property. Notwithstanding the above, as part of the Closing Date Adjustment, (i) Seller shall receive a credit against the Purchase Price for Seller’s interest expenses relating to the Mezzanine Loans and any first mortgage loans encumbering the Property for the period from and after the Apportionment Time until the Closing Date and (ii) Purchaser shall receive a $25,000 credit against the Purchase Price representing Purchaser’s costs incurred in connection with any amending and restating the Original Purchase Agreement.

(2) Prorations hereunder shall, where applicable, be made on the basis of a 365 day year and, for any month, on the basis of the number of days elapsed. If any of the foregoing cannot be apportioned at the Closing because of the unavailability of the amounts which are to be prorated, unless otherwise provided for herein, such items shall be prorated as soon as practicable after the Closing Date.

(f) Except to the extent included within the adjustments identified in the final sentence to Section 14(e)(1) above, each party shall be responsible for the payment of its own attorneys’ fees incurred in connection with the transaction which is the subject of this Agreement.

15. Default; Indemnification.

(a) If (i) Seller, Parent or Owner shall default in any of its material obligations to be performed on the Closing Date or (ii) Seller, Parent or Owner shall default in the performance of any of its material obligations to be performed prior to the Closing Date and, with respect to any default under this clause (ii) only, such default shall continue for 5 days after notice to Seller, Purchaser shall have the right to elect, as its sole remedies, to (A) terminate this Agreement by written notice to Seller, promptly after which the Earnest Money shall be returned to Purchaser (provided Purchaser is not in default in any material respect hereunder), and Seller shall reimburse Purchaser for its actual, reasonable, third-party costs and expenses incurred in connection with this Agreement, not to exceed $500,000 (less any amounts previously reimbursed by the sellers under one or more of the Related Agreements for the actual, reasonable, third party costs and expenses of the purchasers thereunder) in the aggregate, (B)

waive the condition and proceed to close the transaction, or (C) seek specific performance of this Agreement by Seller and Seller shall reimburse Purchaser for its actual, reasonable, third-party costs and expenses incurred in enforcing such remedy; provided, however, that as a condition precedent to Purchaser exercising any right it may have to bring an action for specific performance as the result of Seller’s failure or refusal to perform its obligations hereunder, Purchaser must commence such an action within sixty (60) days after Purchaser has Knowledge of such default. Purchaser agrees that its failure to timely commence such an action for specific performance within such sixty (60) day period shall be deemed a waiver by it of its right to commence such an action. Notwithstanding the foregoing, if Seller, Parent, Owner or the sellers under any Related Agreement intentionally breaches or intentionally fails to take an action solely within the control of Seller, Parent, Owner or such other seller(s) that Seller, Parent, Owner or such other seller(s) is/are obligated to take under this Agreement or any Related Agreement and as a result thereof Purchaser’s or DRHC’s, as the case may be, ability to close the transaction contemplated under this Agreement or any Related Agreement is materially impaired, Purchaser shall have the right to commence a suit against Seller and/or such other seller(s) for monetary damages in an amount not to exceed Five Million Dollars ($5,000,000) in the aggregate, as liquidated damages, it being understood that Purchaser’s actual damages in the event of such default are difficult to ascertain and that such proceeds represent the parties’ best current estimate of such.

(b) If (i) Purchaser shall default in the payment of the Purchase Price or if Purchaser shall default in the performance of any of its other material obligations to be performed on the Closing Date, or (ii) Purchaser shall default in the performance of any of its material obligations to be performed prior to the Closing Date and, with respect to any default under this clause (ii) only, such default shall continue for 5 days after notice to Purchaser, then Seller’s sole and exclusive remedy shall be to cause Title Company to deliver the entirety of Earnest Money to Seller, the amount thereof being fixed as liquidated damages, it being understood that Seller’s actual damages in the event of such default are difficult to ascertain and that such proceeds represent the parties’ best current estimate of such. Seller shall have no other remedy for any other default by Purchaser.

(c) Subject to any express provisions of this Agreement to the contrary (including, without limitation, Section 12(c)), from and after the Closing, (i) Seller shall indemnify and hold harmless Purchaser, DRHC and any partner, member, manager, officer, director, trustee, beneficiary, employee or agent of Purchaser or DRHC (collectively, the “Purchaser Indemnitees”) from and against any and all obligations, claims, losses, damages, liabilities, and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements) to the extent arising out of (A) events or contractual obligations, acts, or omissions of Owner, Parent or Seller that occurred in connection with the ownership or operation of the Property or Parent or Owner prior to the Closing Date and for which Purchaser did not receive a credit at Closing in the full amount of such liability, (B) any damage to property or injury to or death of any person occurring on or about or in connection with the Property or any portion thereof at any time or times prior to the Closing Date for which Owner did not have adequate insurance on the date of Closing, or (C) subject to the limitations set forth herein, a breach of any representation or warranty made by Seller hereunder or in any certificate delivered by Seller hereunder, and (ii) Purchaser shall indemnify and hold harmless Seller and any partner, member, manager, officer, director, trustee, beneficiary, employee or agent of Seller (collectively, the “Seller Indemnitees”) from and against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements) to the extent arising out of (A) events, contractual obligations, acts or omissions of Purchaser or Parent or Owner for which Purchaser did receive a credit at Closing in the full amount of such liability that occur in connection with the ownership or operation of the Property on or after the Closing Date, or (B) any damage to property or injury to or death of any person occurring on or about the Property or any portion thereof on or at any time or times after the Closing Date, or (C) subject to the limitations set forth herein, a breach of any representation or warranty made by Purchaser hereunder or in any certificate delivered by Purchaser hereunder. The provisions of this Section 15(c) shall survive the Closing and the termination of this Agreement.

(e) Safe Deposit Boxes. On the Closing Date, Seller shall cause the delivery to Purchaser of all of Seller’s or Parent’s or Owner’s keys to the safe deposit boxes in the hotel operated from the Real Property, together with all receipts and agreements relating to such safe deposit boxes. Seller, Parent and Owner shall be deemed to have delivered the same to the extent such materials are in Manager’s possession on the Closing Date. Immediately after the Closing Date, Purchaser shall send written notices to those Persons who have safe deposit boxes, advising them of the sale of the Property to Purchaser and requesting the removal and verification of the contents of their safe deposit boxes within three (3) days after the Closing Date and advising that such boxes may be opened if no response is made within such period. Seller shall have a representative at the Property during such period. All such removals and verifications during said three (3) days shall be under the supervision of a representative or representatives to be agreed upon between Purchaser and Seller. The boxes of guests who have not responded to such written notice by so removing and verifying the contents thereof shall remain unopened and shall be listed at the end of such three (3) day period, which list shall be signed by Seller’s and Purchaser’s respective representatives. The boxes of guests who have not responded shall be opened at the end of the third (3rd) day after the Closing Date in the presence of a representative or representatives to be agreed upon between Purchaser and Seller and the contents recorded. Any such contents so recorded and thereafter remaining in the hands of Manager, Purchaser or Owner and the contents of any unopened boxes shall be the responsibility of the Purchaser and Purchaser hereby agrees to indemnify and hold the Seller Indemnitees harmless from and against any and all losses, costs, liens, claims, liabilities or damages (including, but not limited to, reasonable attorneys’ fees and disbursements) arising in connection therewith. Seller shall remain responsible for any claims pertaining to property allegedly deposited in safe deposit boxes prior to the Closing Date, opened during the said three (3) day period but missing from said boxes when opened, and Seller agrees to indemnify and hold the Purchaser Indemnitees harmless from and against any and all losses, costs, liens, claims, liabilities or damages (including, but not limited to, reasonable attorneys’ fees and disbursements) arising in connection therewith. This Section 15(e) shall survive the Closing or termination of this Agreement.

(f) Baggage. On the Closing Date, representatives of Purchaser and Seller shall take an inventory of (i) all baggage, valises and trunks checked or left in the care of Seller, Parent, Owner or Manager. From and after the Closing Date, Purchaser shall be responsible for all baggage and other items listed in said inventory, together with the contents thereof, and

Purchaser agrees to indemnify and hold the Seller Indemnitees harmless from and against any and all losses, costs, liens, claims, liabilities or damages (including, but not limited to, reasonable attorneys’ fees and disbursements) arising in connection therewith. Anything herein to the contrary notwithstanding, all luggage or other property of guests retained by Seller as security for any accounts receivable, whether or not at the Property, on the Closing Date, shall not be included in the aforementioned inventory, but at Seller’s option may be left stored at the Property, without any charge or fee of any kind to Seller, and to the extent the same is not opened by Purchaser, without any liability to Purchaser, or, at its option, Seller may at or after the Closing Date, at its sole cost and expense, remove same from the Property and upon such removal Seller agrees to indemnify and hold the Purchaser Indemnities harmless from and against any and all losses, costs, liens, claims, liabilities or damages (including, but not limited to, reasonable attorneys’ fees and disbursements) on account thereof. This Section 12(f) shall survive the Closing or termination of this Agreement.

(g) In the case of any claim asserted by a third party which claim is subject to indemnification by the either party hereunder, (a “Third-Party Claim”), the party seeking indemnification (the “Indemnitee”) shall notify the other party (the “Indemnitor”) promptly after has actual knowledge of any such Third-Party Claim as to which indemnity may be sought (provided that failure to so notify shall not affect the Indemnitor’s obligations hereunder except to the extent materially prejudiced by such failure), and Indemnitee shall permit the Indemnitor, at its sole expense, to assume the defense of any such Third-Party Claim, provided that Indemnitee may participate in such defense or administration at Indemnitee’s sole expense (provided, however, that if a conflict of interest exists such that separate counsel must be engaged by Indemnitee and the Indemnitor, the Indemnitor shall be responsible for the reasonable fees and costs for such counsel for Indemnitee). The Indemnitor, in the defense of any such Third-Party Claim, shall not, except with the consent of Indemnitee, which Indemnitee agrees will not be unreasonably withheld, conditioned or delayed with respect to a monetary settlement, judgment or relief, (a) consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief against Indemnitee or (b) pursue any course of defense of any such Third-Party Claim subject to indemnification hereunder if Indemnitee shall reasonably and in good faith determine that the conduct of such defense could be expected to adversely affect in any material respect Indemnitee, its direct or indirect owners, the use of the Property or Interest to which the Third-Party Claim relates. In addition, if the Indemnitor obtains and desires to accept from a party to any such Third-Party Claim an offer to settle the Third-Party Claim solely for an amount certain, then Indemnitee agrees that if requested by the Indemnitor, Indemnitee will, at its sole expense, assume defense of such Third-Party Claim and thereafter the Indemnitor’s obligation with respect to such Third-Party Claim shall not exceed the costs of defense then incurred and the dollar amount of the settlement the Indemnitor proposed to accept immediately prior to such assumption by Indemnitee, it being agreed between Indemnitee and the Indemnitor that Indemnitee will pay any greater amounts owing and bear any other impositions in excess of those contemplated in the proposed settlement arrangement. In the event that the Indemnitor does not accept the defense of any matter as above provided, Indemnitee shall have the full right to defend against any such Third-Party Claim or demand and shall be entitled to settle or agree to pay in full such Third-Party Claim or demand, in its sole discretion. In any event, the Indemnitor and Indemnitee shall cooperate in the defense of any action or claim subject to this Agreement and each agrees to make its records available to the other with respect to such defense as reasonably requested and to the extent doing so does not compromise any claim of privilege or any other defense available to it. Acceptance of the defense of any Third-Party Claim or of the administration of any Third-Party Claim by the Indemnitor shall be without prejudice to the Indemnitor’s right to assert at any time before or after accepting such defense or administration that it is not obligated to provide an indemnity, either in whole or in part, with respect to such Third-Party Claim. In the event that the Indemnitor asserts that it is not obligated to provide an indemnity to Indemnitee with respect to a Third-Party Claim, Indemnitee shall have the right to defend such Third-Party Claim, and if the Indemnitor is adjudicated liable for indemnifying Indemnitee, the Indemnitor shall reimburse Indemnitee for its out-of-pocket expenses in defending such Third-Party Claim and all settlements and judgments reasonably incurred as a result of such Third-Party Claim.

16. Commission. Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction, other than Eastdil Realty (the “Broker”). Seller agrees to pay any commission or other compensation due the Broker in accordance with a separate written agreement with the Broker. The foregoing sentence is not intended to create any third party beneficiary rights. Seller and Purchaser each hereby indemnify, protect and defend and hold the other and, as applicable, the Seller Indemnitees or Purchaser Indemnitees, harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys’ fees of counsel selected by the indemnified party) resulting from the claims of any broker, finder, or other such party claiming by, through or under the acts or agreements of the indemnifying party, other than the Broker. Seller hereby indemnifies, protects and defends and holds Purchaser and the Purchaser Indemnitees harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys’ fees of counsel selected by the indemnified party) resulting from the claims of Broker. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties pursuant to this Section 16 shall survive the Closing or any termination of this Agreement.

17. Notices. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Purchaser as follows:

Purchaser:	DiamondRock Hospitality Company 10400 Fernwood Road, Suite 300 Bethesda, Maryland 20817 Attn: Mark W. Brugger Telecopier No.: (301) 380-6850

With a copy to:	DiamondRock Hospitality Company 10400 Fernwood Road, Suite 300 Bethesda, Maryland 20817 Attn: Michael Schecter Telecopier No.: (301) 380-6850

With a copy to:	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019-6099 Attn: Steven D. Klein Telecopier No.: (212) 728-9221

Seller:	Capital Hotel Investments Financing I, LLC c/o Blackacre Capital Management, LLC 299 Park Avenue New York, New York 10171 Attn: Ronald Kravit Telecopier No.: (212) 909-1400

Parent:	BCM/CHI Cayman Islands, Inc. c/o Blackacre Capital Management, LLC 299 Park Avenue New York, New York 10171 Attn: Ronald Kravit Telecopier No.: (212) 909-1400

Owner:	BCM/CHI Frenchman’s Reef, Inc. c/o Blackacre Capital Management, LLC 299 Park Avenue New York, New York 10171 Attn: Ronald Kravit Telecopier No. (212) 909-1400

With a copy to:	Katten Muchin Rosenman LLP 525 West Monroe Street Chicago, Illinois 60661-3693 Attn: Nina B. Matis, Esq. Telecopier No.: (312) 902-1061

Notices shall be deemed properly delivered and received when and if either (i) personally delivered, (ii) by facsimile transmission with proof of transmission by mail, (iii) delivered by Federal Express or other nationally recognized overnight courier, or (iv) three (3) Business Days after being deposited in the U.S. Mail by registered or certified mail, return receipt requested, postage prepaid.

18. No Punitive Damages. Seller have no liability to Purchaser for a breach of any representation or warranty unless the valid claims for all such breaches collectively aggregate more than $100,000.00, in which event the full amount of such valid claims shall be actionable (except with respect to any breach resulting from the intentional action or failure to act (where there is a duty to act) of Seller, Parent and/or Owner, in which event the full amount of such valid claims shall be actionable, regardless of the aggregate cost), provided, however, that Purchaser hereby agrees that the maximum aggregate liability of Seller and the other sellers under the Related Agreements, in connection with, arising out of or in any way related to a breach by Seller or such related sellers under this Agreement, the Related Agreements or any document or conveyance agreement in connection with a breach of Seller’s Property Representations under this Agreement or the Related Agreements after the Closing shall be $2,500,000 plus Purchaser’s actual and reasonable third-party costs and expenses incurred in enforcing such remedy, not to exceed $500,000 (less any amounts previously reimbursed by the sellers under one or more of the Related Agreements for the actual, reasonable, third party costs and expenses of the purchasers thereunder), in the aggregate. Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover from Seller any amount greater than said limit. Purchaser and Seller acknowledge that in no event shall either party be liable to the other party hereunder for lost profits, diminution in value, or consequential, incidental or punitive damages of any kind.

19. Governing Law. This Agreement is intended to be performed in the State of New York and shall be construed and enforced in accordance with the laws of the State of New York.

20. Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. Notwithstanding anything to the contrary herein, Purchaser may assign its interest in this Agreement without the consent of Seller to any entity in which Purchaser owns, directly or indirectly, no less than a fifty percent (50%) controlling interest provided that Purchaser remains liable for and the assignee assumes the obligations of Purchaser hereunder.

21. Construction. Each party hereto and its counsel has reviewed and revised (or requested revisions of) this Agreement, and the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be applicable in the construction and interpretation of this Agreement.

22. Time Periods. Any time period hereunder which expires on, or any date hereunder which occurs on, a Saturday, Sunday or legal United States holiday, shall be deemed to be postponed to the next Business Day. The first day of any time period hereunder which runs “from” or “after” a given day shall be deemed to occur on the day subsequent to that given day.

23. Section and Paragraph Headings. The section and paragraph headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several paragraphs and sections hereof.

24. Time. Time is of the essence in respect of the Outside Closing Date as set forth in Section 14 of this Agreement.

25. Gender and Number. Within this Agreement, words of any gender shall be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural, unless the context otherwise requires.

26. Attorneys’ Fees and Legal Expenses. Should either party hereto institute any action or proceeding in court to enforce any provision hereof or for damages by reason of any alleged breach of any provision of this Agreement or for any other judicial remedy, the prevailing party shall be entitled to receive from the losing party all reasonable attorneys’, fees and all court costs and expenses in connection with said proceeding.

27. Counterparts. This Agreement, and any document executed pursuant to the provisions hereof, may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

28. Complete Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may not be modified or discharged orally, nor may any waivers or consents be given orally, and every such modification, discharge, waiver or consent shall be in writing and signed by the party against which enforcement hereof is sought.

29. Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

30. No Offer. Delivery of this Agreement shall not be deemed an offer and neither Seller nor Purchaser shall have any rights or obligations hereunder unless and until both parties have signed and delivered an original of this Agreement.

31. Facsimile Signature. For the purposes of execution of this Agreement, any signed document transmitted by facsimile machine (fax) shall be treated in all manner and respects as an original document, including, without limitation, having the same binding effect, and the signature of any party on any document transmitted by fax shall be considered an original signature. Extensions of any time periods set forth herein (including, without limitation, adjournment of the Closing Date) may be delivered by email.

32. Limitation of Liability. Subject to the terms of the Joinder of Capital Hotel Investments, LLC, a Delaware limited liability company, attached hereto, neither Seller nor any present or future direct or indirect partner, member, manager, director, officer, shareholder, employee, advisor, affiliate or agent of Seller or any affiliate of such parties shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser, on its behalf and on behalf of its successors and assigns and, without limitation, all other Persons, shall look solely to the assets of Seller for the payment of any claim or for any performance, and Purchaser hereby waives any and all such personal liability. For purposes of this Section 32, no negative capital account or any contribution or payment obligation of any present or future direct or indirect partner, member, manager, director, officer or shareholder of Seller in Seller shall constitute an asset of Seller. The limitations of liability contained herein are in addition to, and not in limitation of, any limitation on liability applicable to Seller provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument. Neither Purchaser nor any present or future direct or indirect partner, member, manager, director, officer, shareholder, employee, advisor, affiliate or agent of Purchaser or any affiliate of such parties (other than DRHC) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller, on its behalf and on behalf of its successors and assigns and, without limitation, all other Persons, shall look solely to the assets of Purchaser and DRHC for the payment of any claim or for any performance, and Seller hereby waives any and all such personal liability. For purposes of this Section 32, no negative capital account or any contribution or payment obligation of any present or future direct or indirect partner, member, manager, director, officer or shareholder of Purchaser in Purchaser or DRHC shall constitute an asset of Purchaser or DRHC. The limitations of liability contained herein are in addition to, and not in limitation of, any limitation on liability applicable to Purchaser provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument

[Remainder of Page Intentionally Left Blank - Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARENT:		DRHC:

BCM/CHI CAYMAN ISLANDS, INC., a Cayman Islands exempted company		DIAMONDROCK HOSPITALITY COMPANY, a Maryland corporation

By:	/s/ Ronald J. Kravit	By:	/s/ Michael D. Schecter
Name:	Ronald J. Kravit	Name:	Michael D. Schecter
Title:	President	Title:	General Counsel

OWNER:		PURCHASER:

BCM/CHI FRENCHMAN’S REEF, INC., a US Virgin Islands corporation		DIAMONDROCK FRENCHMAN’S HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Ronald J. Kravit	By:	DiamondRock Hospitality Limited Partnership, its managing member
Name:	Ronald J. Kravit
Title:	President		By:	DiamondRock Hospitality Company, its general partner

				By:	/s/ Michael D. Schecter
				Name:	Michael D. Schecter
				Title:	General Counsel

SELLER:

CAPITAL HOTEL INVESTMENTS FINANCING I, LLC, a Delaware limited liability company

By:	Capital Hotel Investments Financing, LLC a Delaware limited liability company, its sole member

	By:	Blackacre Hotel Investment, LLC, a Delaware limited liability company, its sole Class A Member

		By:	/s/ Ronald J. Kravit
		Name:	Ronald J. Kravit
		Title:	President

JOINDER

Capital Hotel Investments, LLC, a Delaware limited liability company (“Principal”), hereby joins in the foregoing Amended and Restated Purchase Agreement (the “Purchase Agreement”) for the purpose of guaranteeing, and does hereby agree to be liable for, as a primary obligor, the full and faithful payment and performance of each and all of the obligations of Seller under the Purchase Agreement (the “Obligations”). Any capitalized term not defined herein shall have the meaning ascribed to such term in the Purchase Agreement.

Purchaser shall have the right from time to time to demand payment from Principal of such sums for which Principal may become liable hereunder, which demand shall be in writing and which payment shall be in lawful money of the United States.

The obligations of Principal hereunder are independent of the obligations of Seller, or the obligations of any other person who may be liable to Purchaser, in whole or in part for the Obligations, or any part thereof, and a separate action or actions may be brought and prosecuted against Principal whether or not an action is brought against Seller and whether or not Seller is joined in such action or actions.

Principal authorizes Purchaser and Seller, without notice or consent and without affecting, impairing or discharging Principal’s liability hereunder, to from time to time (a) renew, modify, amend, extend or discharge the provisions of the Obligations, or of any other term contained within the Purchase Agreement, (b) exercise or refrain from exercising any of their rights or obligations under the Purchase Agreement, at law or in equity, or (c) release in whole or in part Seller or any member in Seller from liability. Purchaser may not assign its interest under this Joinder, except to an entity to which Purchaser expressly is permitted under the Purchase Agreement to assign its interest in the Purchase Agreement. Principal may not assign its obligations under the Joinder.

This Joinder shall not be affected in any way by (a) the genuineness, validity, regularity or enforceability of the Purchase Agreement or any of the Obligations, (b) any change in the existence or structure of Seller, (c) the actual or purported assignment by Principal of any of its obligations, covenants and agreements contained in this Joinder, or (d) by any other circumstance (other than by complete, irrevocable payment) that might otherwise discharge the Obligations or might otherwise constitute a legal or equitable discharge or defense of a guarantor.

Purchaser may, without notice or demand and without affecting Principal’s liability hereunder waive compliance with, or any default under, or grant any other indulgences with respect to, the Purchase Agreement and/or the Obligations or deal in all respects with Seller as if this Joinder were not in effect.

Principal, to the extent permitted by law, waives any right to require Purchaser to (a) proceed with or exhaust remedies against any other party, including Seller, or (b) pursue any other remedy whatsoever to which Seller may be entitled. Principal waives any defense arising by reason of any disability or other defense of Seller or by reason of the cessation or modification from any cause whatsoever of the liability of Seller. Without limiting the preceding sentence, the obligations of Principal shall remain in full force and effect without regard to, and shall not be affected or impaired by, the following, nor shall the following create a defense by Principal with respect to such obligations, or give Principal any recourse or right of action against Purchaser: any bankruptcy, insolvency, reorganization, dissolution, liquidation, moratorium or other like proceeding relating to Seller, any member or affiliate of Seller, or any action taken with respect to this Joinder or the Purchase Agreement by any trustee, owner in possession, receiver or court, in or pursuant to any such proceeding. Principal is fully aware of the financial condition, business and prospects of Seller and assumes full responsibility for obtaining any additional information now or hereafter related thereto. Principal waives diligence, all presentments and demands for performance, required to be given by Purchaser under the Purchase Agreement or applicable laws, notices of non-performance or default, protests, notices of protest, notices of dishonor, notices of acceptance of this Joinder and of the existence, creation or incurring of new, changed, modified, increased or additional Obligations to Purchaser, and all other notices of every and any kind.

Principal agrees to pay (unless Principal prevails in the enforcement action in question), upon demand therefor, reasonable attorneys’ fees and all other costs and expenses that may be incurred by Purchaser in the enforcement of this Joinder and/or the Purchase Agreement and agrees that all attorneys’ fees and other costs and expenses incurred by Purchaser in pursuing or enforcing rights under this Joinder, or with respect to the Obligations or this Joinder, whether in litigation, or in administrative, bankruptcy or reorganization proceedings shall constitute Obligations which are guaranteed hereunder.

Principal represents and warrants to Purchaser that (i) it is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of the state in which it was formed, (ii) it has the power, right, authority and legal capacity to execute and deliver this Joinder and to fully perform and observe the terms hereof, (iii) the execution, delivery and performance by it of this Joinder has been duly authorized by all necessary action on behalf of Principal, (iv) all of the Persons who execute and deliver this Joinder on behalf of Principal have been duly authorized and empowered on behalf of Principal so to do, (v) this Joinder is the valid and binding obligation of Principal enforceable against it in accordance with its terms, (vi) the execution, delivery and performance by it of this Joinder will not (A) violate any provision of any of its organizational documents, (B) require it to obtain any consent, approval or action of, or make any filing with or give any notice to, any Person, (C) violate, conflict with or result in the breach of any of the terms of, result in a material modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default (by way of substitution, novation or otherwise) under, any agreement to which it or any of its affiliates (whether now or formerly existing) is or was a party or by or to which any of them or any of their properties may be (or have been) bound or subject, (D) violate any order, judgment, injunction, award, decree or writ of any governmental body, entity or authority against, or binding upon, it or any of its affiliates or upon any of its or their properties or the business of Principal or (E) violate any law, statute, code, ordinance, regulation or other requirement of any governmental body, entity or authority, (vii) there is no provision in the organizational documents of Principal that would prevent or limit, or is otherwise inconsistent with, Principal’s execution and delivery of, and performance under, this Joinder and (viii) the financial statements of Principal, previously delivered to Purchaser, are accurate and complete in all material respects and fairly present Principal’s financial condition, assets and liabilities as of their respective dates and the results of operations and cash flows for the periods related thereto in accordance with generally accepted accounting principles, consistently applied among the periods which are the subject of the Financial Statements.

Principal represents and warrants that as of the date of this Joinder it has no less than Three Million Dollars ($3,000,000.00) in unrestricted cash or cash equivalents on hand, that such sums are held in an unblocked account owned solely by Principal and are unencumbered by any liens, security interests or other third-party interests (the “Minimum Cash Requirement”). Principal covenants that it will not (1) engage in any activities that will materially decrease the net worth of Principal, or (2) delay or otherwise hinder or impair Purchaser’s ability to recover from Principal under this Joinder. Principal further covenants that at all times it will either (i) satisfy the Minimum Cash Requirement or (ii) maintain a net worth (calculated in accordance with generally accepted accounting principles consistently applied and which are consistent with the methods used in generating the Financial Statements previously provided to Purchaser) of no less than Twenty Million Dollars ($20,000,000.00) (the requirements set forth in (i) and (ii) are referred to as the “Credit Tests”). If Principal satisfies neither of the Credit Tests, then Principal shall immediately cause another entity that satisfies the Credit Test in clause (ii) above to execute this Joinder as a second Principal and become jointly and severally liable for all of Principal’s obligations under this Joinder (including, without limitation, the obligation to observe the covenants of Principal set forth in this paragraph). Principal shall be obligated to notify Purchaser immediately upon its failure to satisfy at least one of the two Credit Tests. From time to time, promptly upon Purchaser’s request, Principal shall provide documentation reasonably acceptable to Purchaser demonstrating that Principal is in compliance with the provisions of this paragraph.

CAPITAL HOTEL INVESTMENTS, LLC, a Delaware limited liability company

By:	Blackacre Hotel Investment, LLC, a Delaware
limited liability company, its sole Class A member

	By:	/s/ Ronald J. Kravit
	Name:	Ronald J. Kravit
	Title:	Managing Director

Exhibits and Schedules

Exhibit A	-	Legal Description of Real Property
Exhibit B	-	Form of Escrow Agreement
Exhibit C	-	Constituent Documents of Seller, Parent and Owner
Exhibit D	-	Form of Manager’s Estoppel
Exhibit E	-	Form of Tenant Estoppel

Schedule 1	-	Contracts
Schedule 2	-	Environmental Reports
Schedule 3	-	Description of Hotel
Schedule 4	-	Purchaser and Seller Knowledge Groups
Schedule 5	-	Manager Contracts
Schedule 6	-	Manager Permits
Schedule 7(a)	-	Officers and Directors of Parent
Schedule 7(b)	-	Officers and Directors or Owner
Schedule 8	-	Notices of Proceedings
Schedule 9	-	Insurance Policies
Schedule 10	-	Title Commitment
Schedule 11	-	Obligations of Owner and Parent
Schedule 12	-	CZM Permits
Schedule 13	-	Permits and Approvals
Schedule 14	-	Prorations Statement
Schedule 15	-	Tax Basis Exhibit

Annex A	-	Other Agreements

50